Exhibit 99.2

EXECUTION VERSION

SALE AND PURCHASE AGREEMENT

between

MILLENNIUM WORLDWIDE HOLDINGS I INC.

MILLENNIUM US OP CO, LLC

and

THE NATIONAL TITANIUM DIOXIDE CO. LTD. (CRISTAL)

and for the limited purposes set forth herein

LYONDELL CHEMICAL COMPANY

dated

February 23, 2007

EXECUTION VERSION

(i)

EXECUTION VERSION

(ii)

EXECUTION VERSION

(iii)

EXECUTION VERSION

EXHIBITS*
Exhibit A	Assignment of Affiliate Contracts
Exhibit B	Diethanolamine and Ethacryl Supply Agreement
Exhibit C	Dispute Resolution Procedures
Exhibit D	Opinion of Baker Botts L.L.P.
Exhibit E	License Agreement
Exhibit F	Millennium Guaranty
Exhibit G	Millennium Indemnity Agreement
Exhibit H	Research Development Agreement
Exhibit I	Transition Services Agreement
Exhibit J	Ultrafine Supply Agreement

SCHEDULES*

Schedule	Description
1.1(a)	2006 Unaudited Financial Statements
1.1(b)	Knowledge Individuals
1.1(c)	Millennium Inorganic Subsidiaries
1.1(d)	Form of Monthly Report
1.1(e)	Indebtedness
1.1(f)	Terminated Agreements
2.3	Allocation Schedule
2.6	Net Working Capital
3.3(a)	Sellers’ Third Person Consents
3.3(b)	Sellers’ Authorizations
4.2(f)	Subsidiaries and Equity Investments
4.3(a)	Millennium Inorganic Companies’ Third Person Consents
4.3(b)	Millennium Inorganic Companies’ Authorizations
4.5	Undisclosed Liabilities
4.6	Absence of Certain Changes
4.7(a)	Real Property
4.7(c)	Lease or Possession of Real Property
4.8(a)	Material Contracts
4.8(b)	Enforceability of Certain Agreements
4.8(d)	Affiliate Contracts
4.11	Environmental Matters
4.12	Litigation
4.15(a)	Benefit Plans
4.15(d)	Certain Retiree Health Benefit Matters
4.16(a)	Foreign Labor Matters
4.16(b)	U.S. Collective Bargaining Agreements
4.16(c)(i)	Loaned Employees
4.16(c)(ii)	Shared Employees
4.16(c)(iii)	Former Employees
4.17	Certain Tax Matters
4.18(a)	Registered Intellectual Property

(iv)

EXECUTION VERSION

SCHEDULES*

Schedule	Description
4.18(b)	Intellectual Property Claims
4.21	No Changes
5.3(a)	Buyer’s Third Person Consents
5.3(b)	Buyer’s Authorizations
6.1(a)	Pre-Closing Operation of the Business
6.1(b)	2007 Capital Plan
6.12	Seller Guarantees
7.1(a)	Millennium Inorganic Companies’ Employees
7.1(f)	Retention Agreements
7.1(h)	Severance Benefits
7.1(p)	Buyer’s Funding Obligations
7.8	Repayment of Certain Obligations

*	All exhibits and schedules have been omitted from this filing. The Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.

(v)

SALE AND PURCHASE AGREEMENT

This SALE AND PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 23, 2007 (the “Execution Date”), by and between MILLENNIUM WORLDWIDE HOLDINGS I INC., a Delaware corporation (“MWH I”), MILLENNIUM US OP CO, LLC, a Delaware limited liability company (“OPCO”) (each of the foregoing a “Seller” and collectively, “Sellers”), and THE NATIONAL TITANIUM DIOXIDE CO. LTD. (CRISTAL), a Saudi Arabian company (“Buyer”), and, for the limited purposes set forth herein, LYONDELL CHEMICAL COMPANY, a Delaware corporation (“Lyondell”).

RECITALS

WHEREAS, MWH I owns a 99% general partnership interest in Millennium Worldwide Holdings III (the “MWH Interest”), a general partnership organized under the laws of Australia (“MWH”);

WHEREAS, MWH I owns 100% of the issued and outstanding shares of Millennium Worldwide Holdings II Inc., a Delaware corporation (“MWH II”);

WHEREAS, OPCO owns 100% of the issued and outstanding shares of Millennium Inorganic Chemicals Inc., a Delaware corporation (“MIC”); and

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the MWH Interest, the MWH II Shares (as defined below) and the MIC Shares (as defined below).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement (including in the Recitals), the following terms shall have the following meanings:

“2006 Unaudited Financial Statements” means, as of and following the Execution Date but prior to the Closing Date, the unaudited combined consolidated financial statements of MIC and MWH as of and for the fiscal year ended December 31, 2006, correct copies of which are attached as Schedule 1.1(a).

“2007 Capital Plan” means the Millennium Inorganic Companies’ capital expenditure plan for 2007, dated as of the Execution Date and attached hereto as Schedule 6.1(b).

“Acquisition Proposal” has the meaning given such term in Section 6.11.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct

EXECUTION VERSION

or cause the direction of the management and policies of such Person whether by contract or otherwise, and ownership of 50% or more of the voting securities of another Person shall create a rebuttable presumption that such Person controls such other Person.

“Affiliate Benefit Plan” means any written Benefit Plan that is or was sponsored, maintained or contributed to as of the Execution Date by Millennium Chemicals Inc. or any of its Affiliates and in which employees of any of the Millennium Inorganic Companies currently participate or under which the Millennium Inorganic Companies have any liability, whether contingent or otherwise, other than any Millennium Inorganic Company Plan.

“Affiliate Contracts” has the meaning given such term in Section 4.8(e).

“Agreement” has the meaning given such term in the preamble of this Agreement.

“Antitrust Law” means any applicable federal, state, local or foreign statute, Law, rule or regulation designed to prohibit mergers, acquisitions and joint ventures which tend to lessen competition or which are designed to prohibit, restrict or regulate conduct which has the purpose or effect of restraining trade, monopolizing or abusing a dominant position.

“Applicable Rate” means a rate per annum which shall be equal to the sum of LIBOR; plus 100 basis points.

“Assets” means the Real Property and all other rights, assets and properties, tangible or intangible, (i) owned, leased or licensed by the Millennium Inorganic Companies and (ii) used in the operation of the Business as presently conducted.

“Assignment of Contracts” means the Assignment and Assumption of the Affiliate Contracts in the form of Exhibit A attached hereto.

“Authorization” means any franchise, permit, license, authorization, order, certificate, registration, variance, settlement, compliance plan or other consent or approval granted by any Governmental Authority (i) under any Law, including any Environmental Law or Antitrust Law, or (ii) under or pursuant to any judgment or Material Contract with any such Governmental Authority.

“Base Purchase Price” has the meaning given such term in Section 2.3.

“Benefit Plan” includes but is not limited to (i) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) any plan that would be an employee benefit plan if it were subject to ERISA or the Code, such as foreign plans and plans for directors, (iv) any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock or other stock plan (whether qualified or nonqualified), (v) any bonus, deferred compensation, excess benefit, or incentive compensation plan, (vi) any severance agreement, plan, program, policy or arrangement, (vii) any supplemental unemployment, sick leave, long-term disability, post-retirement medical or life insurance, and (viii) any other plan, program, policy, or arrangement providing benefits to employees.

EXECUTION VERSION

“Business” means the inorganic chemicals business conducted by the Millennium Inorganic Companies as of the Execution Date.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Buyer” has the meaning given such term in the preamble of this Agreement.

“Buyer Indemnification Ceiling” means $150,000,000.

“Buyer Indemnification Deductible” means $10,000,000.

“Buyer Indemnitees” means Buyer, its Affiliates and their respective officers, directors, employees, agents, representatives, successors and assigns.

“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

“Buyer Plan” means Benefit Plans sponsored, maintained, or contributed to by Buyer and its Affiliates, including any Millennium Inorganic Company after the Closing Date.

“Cash” means all cash and cash equivalents held by the Millennium Inorganic Companies.

“Claim” means any notice of violation issued by a Governmental Authority, demand, claim, action, investigation, legal proceeding, charge or arbitration, whether or not ultimately determined to be valid.

“Closing” has the meaning given such term in Section 2.4.

“Closing Amounts” has the meaning given such term in Section 2.6(a).

“Closing Condition” means each of the conditions to the Closing set forth in ARTICLE IX.

“Closing Date” has the meaning given such term in Section 2.4.

“Closing Date Adjustment Amount Statement” has the meaning given such term in Section 2.6(a).

“Closing Date Cash” has the meaning given such term in Section 2.6(a).

“Closing Date Indebtedness” has the meaning given such term in Section 2.6(a).

“Closing Date Net Working Capital” has the meaning given such term in Section 2.6(a).

EXECUTION VERSION

“Closing Payment” means an amount equal to the Base Purchase Price, plus or minus as applicable (i) the Estimated Net Working Capital Surplus or the Estimated Net Working Capital Deficit, plus or minus, as applicable (ii) the Estimated Indebtedness Deficit or the Estimated Indebtedness Surplus, plus (iii) the Estimated Cash.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated November 16, 2006, by and between Lyondell and Buyer.

“Covered Employees” has the meaning given such term in Section 7.1(j).

“CVM” means the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários).

“Deposit” has the meaning given such term in Section 2.2.

“Deposit Return Event” means the occurrence of any of the following: (a) this Agreement is terminated pursuant to Section 10.1(a); (b) this Agreement is terminated by Buyer pursuant to Section 10.1(c), except for the failure of the closing condition in Section 9.1; or (c) this Agreement is terminated by Sellers pursuant to Section 10.1(d), except for the failure of the closing condition in Section 9.1; provided, however, that at the time of termination under clause (b) or (c), Buyer is not in material breach of its representations, warranties, covenants or agreements contained in this Agreement.

“Diethanolamine and Ethacryl Supply Agreement” means the agreement for the supply of diethanolamine and ethacryl to Buyer after the Closing to be entered into by and among Buyer, Sellers and the other parties thereto on the Closing Date, substantially in the form attached hereto as Exhibit B.

“Diligence Representative” has the meaning given such term in Section 6.4(b).

“Disclosure Schedules” means the Schedules that set forth exceptions to the representations and warranties in ARTICLE III, ARTICLE IV and ARTICLE V.

“Dispute Resolution Procedures” means the procedures set forth in Exhibit C.

“Dollars” and the symbol “$” mean the lawful currency of the United States of America.

“Eligible Subsidiaries” has the meaning given such term in Section 4.17(e).

“Environmental Law” means any applicable federal, state, local or foreign statute, Law, Authorization, directive, common law or agency requirement relating to (a) the protection, investigation or restoration of the environment, health, safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance,

EXECUTION VERSION

(c) noise, odor, indoor air, worker safety and health, wetlands, pollution or contamination, or any injury or threat of injury to persons or property relating to any Hazardous Substance, or (d) the labeling, packaging, takeback or recycling of products or the manufacturing of products.

“Environmental Matters” means, with respect to the Business, (a) the actual or asserted presence or release into the environment or the ground of Hazardous Materials at or from the Real Property or any other location, (b) any condition that now requires or may in the future require remediation of soil, groundwater or any other environmental medium, (c) any condition that now gives rise to or may in the future give rise to a Claim relating to damage to natural resources, (d) any condition that now gives rise to or may in the future give rise to a Claim relating to exposure to Hazardous Materials, (e) any actual or asserted liability for noncompliance with, or lack of an Authorization under, any Environmental Law, or (f) any condition that otherwise could result in the imposition of liability under Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Citibank, N.A., Agency & Trust.

“Escrow Agreement” means the escrow agreement between Buyer, Sellers and the Escrow Agent, effective as of the Execution Date.

“Estimated Adjustment Amount Statement” has the meaning given such term in Section 2.6(a).

“Estimated Cash” has the meaning given such term in Section 2.6(a).

“Estimated Indebtedness” has the meaning given such term in Section 2.6(a).

“Estimated Indebtedness Deficit” means the amount by which the Target Indebtedness exceeds the Estimated Indebtedness.

“Estimated Indebtedness Surplus” means the amount by which the Estimated Indebtedness exceeds the Target Indebtedness.

“Estimated Net Working Capital” has the meaning give such term in Section 2.6(a).

“Estimated Net Working Capital Deficit” means the amount by which the Target Net Working Capital exceeds the Estimated Net Working Capital.

“Estimated Net Working Capital Surplus” means the amount by which the Estimated Net Working Capital exceeds the Target Net Working Capital.

“Execution Date” has the meaning given such term in the preamble to this Agreement.

“Final Determination” means the final resolution of liability for any Tax: (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a form having the same effect under the laws of other jurisdictions, except

EXECUTION VERSION

that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Taxing Authority to assert a further deficiency shall not constitute a Final Determination; (b) by a judgment which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or agreements having the same effect under the laws of other jurisdictions; (d) by any allowance of a refund or credit in respect of an overpayment of Tax; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Financial Statements” means (a) the audited combined consolidated financial statements of MIC and MWH as of and for the fiscal years ended December 31, 2004 and 2005, (b) the 2006 Unaudited Financial Statements and (c) as of and following the Closing Date, the audited combined consolidated financial statements of MIC and MWH as of and for the fiscal year ended December 31, 2006.

“Former Employees” has the meaning given such term in Section 4.16(c)(iii).

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any national, federal, regional, state, local or other governmental agency, authority, administrative agency, regulatory body, commission, instrumentality, court, official or arbitral tribunal having governmental or quasi-governmental powers.

“Hazardous Materials” means any pollutants, contaminants, chemicals or toxic, or hazardous substances or wastes that are regulated under Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

“Income Taxes” means any Taxes imposed on or determined by reference to net income, as well as any franchise Taxes based upon income, property and/or capital, together with any interest or penalty, addition to tax or additional amount imposed by any Taxing Authority on account of such Taxes.

“Indebtedness” means the liability of the Millennium Inorganic Companies for the items set forth on Schedule 1.1(e).

“Indemnified Party” has the meaning given such term in Section 11.4(a).

“Indemnifying Party” has the meaning given such term in Section 11.4(a).

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks,

EXECUTION VERSION

trade dress, logos, slogans, trade names, corporate names, internet domain names, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information, (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“IT Systems” means any and all information technology and computer systems (including computers, hardware, software, databases, middleware, firmware, servers, workstations, routers, hubs, switches, networks, data communications lines and hardware) relating to the transmission, storage, organization, processing or analysis of data and information.

“Kalamazoo River Superfund Site” means the Allied Paper, Inc./Portage Creek/Kalamazoo River Superfund Site as the site is presently defined (CERCLIS EPA ID No. MID006007306) or as it may be defined by any state or federal agency in the future.

“Knowledge” means, in the case of each Seller, the knowledge of the Persons listed in Part I of Schedule 1.1(b) and, in the case of Buyer, the Persons listed on Part II of Schedule 1.1(b). An individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter or after reasonable inquiry should have known such fact or other matter.

“Law” means any applicable (a) law (including common law), statute or ordinance of any nation or state, (b) regulation, policy, protocol, proclamation or executive order promulgated by any Governmental Authority, (c) rule or regulation of any self-regulatory organization such as a securities exchange or (d) judgment, order, decree or decision of any court or other Governmental Authority having the effect of law in any such jurisdiction.

“LIBOR” means the London Inter-Bank Offering Rate for a month as indicated in the Telerate page 3750 at 11:00 AM (London time) on the first day of the applicable period or, if commercial banks are not open for international operations in London on such day, the rate on the next day on which banks in London are open for international operations, provided further that LIBOR shall be adjusted on the 31st day of each applicable period to the then current rate as provided above.

“License Agreement” means the agreement concerning the royalty free, world wide use of the “Millennium” name in the inorganic chemicals business post-Closing, for the limited purposes set forth therein, to be entered into by and among Buyer, Sellers and the other parties thereto on the Closing Date, substantially in the form attached hereto as Exhibit E.

“Lien” means any mortgage, pledge, security interest, lien, deed of charge, right of first refusal or first offer, floating charge or other charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, or the filing of or agreement to give any security interest, charge or financing statement under the Laws of any jurisdiction.

EXECUTION VERSION

“Loaned Employees” has the meaning given such term in Section 4.16(c)(i).

“Loss” means all damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens (other than Permitted Liens), losses, expenses and fees, including costs of investigation, court costs, costs of defense and reasonable attorneys’ fees and expenses.

“Lyondell” has the meaning given such term in the preamble of this Agreement.

“Mandatory Tender Offer” has the meaning given such term in Section 7.6.

“Material Adverse Effect” means a material adverse effect on the business, properties, financial condition or results of operations of the Millennium Inorganic Companies taken as a whole; provided, however, that in no event shall any effect that results from any of the following be deemed to constitute a Material Adverse Effect: (a) this Agreement or any actions taken in compliance with this Agreement, the transactions contemplated hereby, or the pendency or announcement thereof, (b) changes or conditions affecting the inorganic chemicals industry (including performance chemical demand and the availability and pricing of raw materials, marketing and transportation) generally, (c) changes in general economic, regulatory or political conditions in any region where the Millennium Inorganic Companies conduct the Business (including interest rate and currency fluctuations), (d) changes in Laws or generally accepted accounting principles or regulatory accounting requirements or interpretations thereof, (e) acts of war, insurrection, sabotage or terrorism or (f) the Millennium Inorganic Companies’ failure to meet expectations or projections to the extent resulting from any of the other exclusions above.

“Material Contract” has the meaning given such term in Section 4.8(a).

“Material Real Property Leases” means those real property leases included in the Assets having an annual rent/cost/fee to the Millennium Inorganic Companies in excess of $500,000.

“MIC” has the meaning given such term in the recitals to this Agreement.

“MIC Shares” has the meaning given such term in Section 3.5(a).

“MIC Subsidiary Interests” has the meaning given such term in Section 4.2(f).

“Millennium Guaranty” means the guaranty agreement to be entered into by Millennium Chemicals Inc. for the benefit of Buyer on the Closing Date, substantially in the form attached hereto as Exhibit F.

“Millennium Indemnity Agreement” means the indemnification agreement to be entered into by Millennium Chemicals Inc. and Millennium Holdings LLC for the benefit of Buyer on the Closing Date, substantially in the form attached hereto as Exhibit G.

“Millennium Inorganic Companies” means MIC, MWH and MWH II and the Millennium Inorganic Subsidiaries together or, where the context requires, any of them individually.

EXECUTION VERSION

“Millennium Inorganic Company Plan” means any written Benefit Plan that is or was sponsored, maintained or contributed to as of the Execution Date solely by any of the Millennium Inorganic Companies.

“Millennium Inorganic Subsidiaries” means each of the subsidiaries of MIC or MWH, to the extent of MIC’s or MWH’s respective ownership, direct or indirect, of such subsidiaries, as set forth on Schedule 1.1(c). For the avoidance of doubt, Millennium Overseas Holding, a company organized under the laws of the United Kingdom, Millennium Bunbury Ltd, a corporation organized under the laws of Australia, and from and after the Closing, Millennium Petrochemicals Europe B.V., a corporation organized under the laws of the Netherlands, shall be considered subsidiaries of MWH for all purposes of this Agreement to the extent of MWH’s beneficial interest in each of them.

“Monthly Report” means the periodic financial report of the Business in the form attached hereto as Schedule 1.1(d).

“MWH” has the meaning given such term in the recitals to this Agreement.

“MWH I” has the meaning given such term in the preamble to this Agreement.

“MWH II” has the meaning given such term in the recitals to this Agreement.

“MWH II Shares” has the meaning given such term in Section 3.5(c).

“MWH Interest” has the meaning given such term in the recitals to this Agreement.

“MWH Partnership Agreement” means the limited partnership agreement of MWH dated February 19, 2002.

“Net Working Capital” has the meaning given such term in Schedule 2.6.

“Non-U.S. Benefit Plans” has the meaning given such term in Section 7.1(p).

“OPCO” has the meaning given such term in the preamble to this Agreement.

“Other Agreements” means the Research Development Agreement, the Transition Services Agreement, the Ultrafine Supply Agreement, the Diethanolamine and Ethacryl Supply Agreement and the License Agreement.

“Other Taxes” means Taxes other than United States Income Taxes and Transfer Taxes.

“Other Tax Returns” means Tax Returns with respect to Other Taxes.

“Outside Date” has the meaning given such term in Section 10.1(d).

EXECUTION VERSION

“Permitted Lien” means:

(a) inchoate Liens and charges imposed by Law and incidental to the construction, maintenance, development or operation of the Millennium Inorganic Companies’ properties or the operation of the Business, if payment of the obligation secured thereby is not yet overdue;

(b) Liens for Taxes, assessments, obligations under workers’ compensation or other social welfare legislation or other requirements, charges or levies of any Governmental Authority, in each case not yet overdue, or which are being contested in good faith by or with respect to the Millennium Inorganic Companies;

(c) easements, servitudes, rights-of-way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions that do not result in a material diminution in value, or materially interfere with the operation or use of the Assets affected thereby;

(d) conventional provisions contained in any contracts or agreements affecting properties under which the Millennium Inorganic Companies are required immediately before the expiration, termination or abandonment of a particular property to reassign to such Person’s predecessor in title all or a portion of such Person’s rights, titles and interests in and to all or a portion of such property;

(e) pledges and deposits to secure the performance of bids, tenders, trade or government contracts (other than for repayment of borrowed money), leases, licenses, statutory obligations, surety bonds, performance bonds, completion bonds and other obligations of a like kind incurred in the ordinary course of business that do not materially interfere with, impair or impede the Business as currently conducted by the Millennium Inorganic Companies;

(f) any Liens consisting of (i) statutory landlord’s liens under leases to which the Millennium Inorganic Companies are a party or other Liens on leased property reserved in leases thereof for rent or for compliance with the terms of such leases, (ii) rights reserved to or vested in any Governmental Authority to control or regulate any property of the Millennium Inorganic Companies, or to limit the use of such property in any manner which does not materially impair the use of such property for the purposes for which it is held by the Millennium Inorganic Companies or materially diminish the value of such property, (iii) obligations or duties to any Governmental Authority with respect to any Authorization and the rights reserved or vested in any Governmental Authority to terminate any such Authorization or to condemn or expropriate any property, or (iv) zoning or other land use or environmental laws and ordinances of any Governmental Authority;

(g) mechanics’ and materialmen’s Liens and similar charges not filed of record and not delinquent or that are filed of record but are contested in good faith by the Millennium Inorganic Companies;

EXECUTION VERSION

(h) Liens that will be paid in full or released on or prior to the Closing Date; and

(i) Liens arising out of consignment or similar arrangements for the sale of goods in the ordinary course of business consistent with past practice.

“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional or governmental entity.

“Physical Assets” means all tangible Assets.

“Post-Closing Payments” has the meaning given such term in Section 2.6(c).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date (and, in the case of a Straddle Period, the portion of such taxable period beginning on the day after the Closing Date).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date (and, in the case of a Straddle Period, the portion of such taxable period ending at the close of the Closing Date).

“Purchase Price” has the meaning given such term in Section 2.3.

“Real Property” means the real property owned or leased by the Millennium Inorganic Companies, together with all buildings and other structures, facilities or improvements located thereon, all fixtures, systems, equipment and items of personal property attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Refund Conditions” has the meaning given such term in Section 2.2.

“Registered Intellectual Property” has the meaning given such term in Section 4.18.

“Research Development Agreement” means the Research Development Agreement to be entered into by and among Buyer, Sellers and the other parties thereto on the Closing Date, substantially in the form attached hereto as Exhibit H.

“Restricted Business” has the meaning given such term in Section 7.7.

“Restricted Period” has the meaning given such term in Section 7.7.

“Retained Liabilities” means any Loss or Claim to the extent arising out of or relating to (a) any assets of any Seller or any of its Subsidiaries or Affiliates other than the Millennium Inorganic Companies, (b) any current or former business of Millennium Chemicals Inc. or any of its subsidiaries other than the inorganic chemicals business, or (c) the Terminated Agreements.

EXECUTION VERSION

“Section 338 Elections” means the Section 338(g) Elections and the Section 338(h)(10) Elections.

“Section 338(g) Elections” has the meaning given such term in Section 8.7(d).

“Section 338(h)(10) Elections” has the meaning given such term in Section 8.7(a).

“Section 338(h)(10) Forms” has the meaning given such term in Section 8.7(b).

“Sellers” and “Seller” have the meanings given such terms in the preamble of this Agreement.

“Seller Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included Sellers or any of their respective Subsidiaries, or any predecessor of or successor to Sellers or any of their respective Subsidiaries (or another such predecessor or successor), or any other group of corporations that, with respect to any period on or before the Closing Date, files, has filed or will file Tax Returns on a combined, consolidated or unitary basis with Sellers or any of their respective Subsidiaries or any predecessor of or successor to Sellers or any of their respective Subsidiaries (or another such predecessor or successor).

“Seller Guarantees” has the meaning given such term in Section 6.12.

“Seller Indemnitees” means Sellers, their respective Affiliates and their respective officers, directors, employees, agents, representatives (including any officers, directors, employees, agents or representatives of any Millennium Inorganic Company appointed or otherwise acting at the direction of Sellers or their respective Affiliates), successors and assigns.

“Shared Contracts” has the meaning given such term in Section 4.8(e).

“Shared Employees” has the meaning given such term in Section 4.16(c)(ii).

“St. Helena Employees” means the employees and former employees of the silica gel manufacturing business of Millennium Chemicals Inc. and Millennium Specialty Chemicals Inc. at the St. Helena facility in Baltimore, Maryland.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity (and any successor to any such legal entity) of which such Person owns, directly or indirectly, more than 50% of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

EXECUTION VERSION

“Target Indebtedness” means the amount set forth on Schedule 1.1(e).

“Target Net Working Capital” means the amount set forth on Schedule 2.6.

“Tax” means: (a) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, social, national insurance, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp duty, or environmental tax (including taxes under Code Section 59A), or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority; and (b) any liability for the payment of amounts with respect to payments of a type described in clause (a) above as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of being a successor or transferee, or as a result of any obligation under any Tax Sharing Arrangement, Tax indemnity agreement or arrangement or similar agreement or arrangement.

“Tax Controversy” has the meaning given such term in Section 8.8(c).

“Tax Refund” means a refund of Taxes either in the form of cash, credit, offset or any similar item as the result of a Final Determination.

“Tax Return” means any return, filing, report, questionnaire, information statement or other document required to be filed, including any amendments that may be filed with respect thereto, for any taxable period with any Taxing Authority.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes or included the Millennium Inorganic Companies.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition or collection of Taxes.

“Terminated Agreements” means the agreements set forth on Schedule 1.1(f) to be terminated on the Closing Date.

“Third-Party Claim” has the meaning given such term in Section 11.4(b).

“Third Person Consent” means any approval, consent, amendment or waiver of a Person that is required under any organizational document of Sellers, Buyer or any Millennium Inorganic Company or under any contract or any Authorization to which any Seller, Buyer or any Millennium Inorganic Company is a party or by which it or its assets is bound, in each case in order to effect the transactions contemplated hereby or any of the Other Agreements or any part hereof or thereof or to avoid a breach of any such document, contract or Authorization, including waivers and consents by lenders and waivers of transfer, assignment or change of control restrictions.

EXECUTION VERSION

“Transfer Tax Party” has the meaning given such term in Section 8.3.

“Transfer Taxes” has the meaning given such term in Section 8.3.

“Transferred Employee” means (a) an employee of any of the Millennium Inorganic Companies immediately before the Closing Date who continues as an employee of any of the Millennium Inorganic Companies or becomes an employee of Buyer or any of its Affiliates, as applicable, on or after the Closing Date and/or (b) an employee of any of Sellers or their respective Affiliates who accepts an offer of employment pursuant to Section 7.1(b).

“Transition Services Agreement” means the Transition Services Agreement to be entered into by and among Buyer, Sellers and the other parties thereto on the Closing Date, substantially in the form attached hereto as Exhibit I.

“U.K.” means the United Kingdom of Great Britain and Northern Ireland.

“Ultrafine Supply Agreement” means the agreement for the supply of Ultrafine TiO2 to Sellers after the Closing to be entered into by and among Buyer, Sellers and the other parties thereto on the Closing Date, substantially in the form attached hereto as Exhibit J.

“United States Income Taxes” means Income Taxes imposed by the United States of America or any state or local jurisdiction located within the United States of America.

“United States Income Tax Returns” means Tax Returns with respect to United States Income Taxes.

“U.S. Transferred Employees” has the meaning given such term in Section 7.1(j).

“VAT Accruals” means Deferred ICMS VAT Taxes accrued in the Financial Statements (but in any event not to exceed $7 million).

Section 1.2 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. Terms defined in the singular have the corresponding meanings in the plural, and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement and all references to Exhibits or Schedules refer to exhibits or schedules to this Agreement, which are attached hereto and made a part hereof for all purposes. The word “including” means “including, but not limited to.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. Any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder, all as in effect as of the Execution Date. Currency amounts referenced herein, unless otherwise specified, are in Dollars. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

EXECUTION VERSION

ARTICLE II

PURCHASE AND SALE

Section 2.1 Transfer of MIC Shares, MWH Interest and MWH II Shares. Subject to and in accordance with the terms of this Agreement, Sellers agree to sell, assign, transfer, convey and deliver the MIC Shares, the MWH Interest and the MWH II Shares to Buyer, and Buyer agrees to purchase and accept from Sellers, all of Sellers’ right, title and interest in and to the MIC Shares, the MWH Interest and the MWH II Shares, for the consideration specified in Section 2.3.

Section 2.2 Deposit. On the Execution Date, Buyer shall pay, by wire transfer or delivery of other immediately available funds to an account established under the Escrow Agreement, a non-refundable deposit against the Purchase Price of the MIC Shares, the MWH Interest and the MWH II Shares in an amount equal to $25,000,000 (the “Deposit”), which will be held in escrow in accordance with the terms of the Escrow Agreement. The Deposit will be held in escrow until the earlier to occur of the Closing or the termination of this Agreement pursuant to Section 10.1. At the Closing, an amount equal to the Deposit will be applied to the Purchase Price as set forth in Section 2.5(a)(i) and any earnings on the Deposit will be returned to Buyer. Within five Business Days following termination of this Agreement in connection with a Deposit Return Event, Buyer and Sellers shall direct the Escrow Agent to pay the Deposit and all earnings thereon to Buyer. Within five Business Days following any other termination of this Agreement, Buyer and Sellers shall direct the Escrow Agent to pay the Deposit to Sellers and to pay any earnings on the Deposit to Sellers. Buyer shall pay all fees and expenses of the escrow as provided in the Escrow Agreement.

Section 2.3 Purchase Price. The purchase price for the MIC Shares, the MWH Interest and the MWH II Shares is an amount equal to $1,050,000,000, which includes the Target Net Working Capital and the Target Indebtedness (the “Base Purchase Price”), as adjusted under Section 2.6 (that amount, as adjusted, the “Purchase Price”) and will be allocated between MIC, MWH and MWH II as set forth on Schedule 2.3.

Section 2.4 Closing; Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Baker Botts L.L.P. in Houston, Texas, or at such other place as Buyer and Sellers may mutually agree, at 9:00 A.M. Central time on the Closing Date. Sellers and Buyer shall use their reasonable best efforts to close on the third Business Day after the day on which the last to be fulfilled of the Closing Conditions (other than Closing Conditions to be fulfilled at Closing) is fulfilled or waived by the relevant party hereto; provided that the Closing must occur no later than the first Business Day following the 90th day after the Execution Date if all of the Closing Conditions (other than Closing Conditions to be fulfilled at Closing) have been fulfilled at least three Business Days prior to that date; provided further that if the last to be fulfilled of the Closing Conditions (other than Closing Conditions to be fulfilled at Closing) is fulfilled on or after the 90th day after the Execution Date, then the Closing shall occur on the third Business Day after such condition is fulfilled.

Section 2.5 Deliveries at the Closing. At the Closing, the following events shall occur:

EXECUTION VERSION

(a) Buyer shall deliver, or cause to be delivered, to Sellers:

(i) the Closing Payment, less an amount equal to the Deposit, by wire transfer or delivery of other immediately available funds to an account, or accounts, designated by Sellers;

(ii) resolutions of Buyer authorizing the execution of this Agreement and the Other Agreements to which Buyer is a party and the consummation of the transactions contemplated under this Agreement and the Other Agreements to which Buyer is a party (to the extent required by Buyer’s organizational documents), in each case certified by the Secretary or Assistant Secretary of Buyer as being correct and complete and then in full force and effect;

(iii) a certificate as to the good standing of Buyer issued by the Secretary of State or other applicable Governmental Authority of the state of organization of Buyer;

(iv) the Millennium Guaranty, duly executed by Buyer;

(v) the Millennium Indemnity Agreement, duly executed by Buyer;

(vi) the Diethanolamine and Ethacryl Supply Agreement, duly executed by Buyer;

(vii) the License Agreement, duly executed by Buyer;

(viii) the Research Development Agreement, duly executed by Buyer;

(ix) the Transition Services Agreement, duly executed by Buyer;

(x) the Ultrafine Supply Agreement, duly executed by Buyer;

(xi) such agreements, deeds, transfers, conveyances and other documents, subject to relevant laws, to implement the transfer of the MIC Shares, the MWH Interest, the MWH II Shares and the Business; and

(xii) the officer’s certificates referred to in Section 9.2(a) and Section 9.2(b).

In addition, Buyer shall accept the MIC Shares, the MWH Interest and the MWH II Shares from Sellers, duly execute and deliver the instruments of assignment and transfer necessary to transfer the MWH Interest to Buyer and duly execute and deliver the Other Agreements to which Buyer is a party.

(b) Sellers shall deliver, or cause to be delivered, to Buyer:

(i) instruments of assignment and transfer as shall be necessary to transfer to Buyer all of MWH I’s right, title and interest in and to the MWH Interest, in form and substance reasonably satisfactory to Buyer.

EXECUTION VERSION

(ii) the Millennium Guaranty, duly executed by Millennium Chemicals Inc.;

(iii) the Millennium Indemnity Agreement, duly executed by Millennium Chemicals Inc. and Millennium Holdings LLC;

(iv) the Diethanolamine and Ethacryl Supply Agreement, duly executed by the applicable Affiliate of Sellers;

(v) the License Agreement, duly executed by the applicable Affiliate of Sellers;

(vi) the Research Development Agreement, duly executed by the applicable Affiliate of Sellers;

(vii) the Transition Services Agreement, duly executed by the applicable Affiliate of Sellers;

(viii) the Ultrafine Supply Agreement, duly executed by the applicable Affiliate of Sellers;

(ix) stock certificates for the MIC Shares and the MWH II Shares, duly endorsed to Buyer or accompanied by duly executed stock powers;

(x) the minute books, stock records and corporate seals of each of the Millennium Inorganic Companies;

(xi) executed resignation letters of (or resolutions removing) the officers and directors who are not Transferred Employees from their respective positions with any Millennium Inorganic Company;

(xii) resolutions of Sellers and Lyondell authorizing the execution of this Agreement and the Other Agreements to which any Seller or Lyondell, as applicable, is a party and the consummation of the transactions contemplated under this Agreement and the Other Agreements to which any Seller or Lyondell, as applicable, is a party (to the extent required by Sellers’ respective organizational documents), certified by the Secretary or Assistant Secretary of each Seller as being correct and complete and then in full force and effect;

(xiii) resolutions of Millennium Chemicals Inc. authorizing the Other Agreements to which it is a party and the consummation of the transactions contemplated under those Other Agreements, certified by the Secretary or Assistant Secretary of Millennium Chemicals Inc. as being correct and complete and then in full force and effect;

EXECUTION VERSION

(xiv) articles of incorporation and bylaws of MIC and MWH II and the MWH Partnership Agreement, in each case certified by the Secretary or Assistant Secretary of MIC, MWH II, and MWH, as applicable, as being correct and complete and then in full force and effect;

(xv) certificates as to the good standing of Sellers, MIC, MWH, MWH II and Millennium Chemicals Inc. issued by the Secretary of State or other applicable Governmental Authority of the respective state of organization of Sellers, MIC, MWH, MWH II and Millennium Chemicals Inc.;

(xvi) such agreements, deeds, transfers, conveyances and other documents, subject to relevant laws, to implement the transfer of the MIC Shares, the MWH Interest, the MWH II Shares and the Business;

(xvii) the officer’s certificates referred to in Section 9.3(a) and Section 9.3(b);

(xviii) the FIRPTA certificate referred to in Section 8.4;

(xix) the Assignment of Contracts for those Affiliate Contracts for which Third Person Consents have either been obtained as of or prior to Closing or for which no Third Person Consent is required, duly executed by the applicable Millennium Inorganic Company and the applicable Affiliate of Sellers;

(xx) all files and employment records in the possession of Sellers or any of their Affiliates relating to the Transferred Employees other than any Loaned Employee, Shared Employee or Former Employee;

(xxi) an acknowledgement by Millennium Chemicals Inc. that it has no rights under the agreement referred to in Schedule 4.8(a)(vi) or any amendment thereto, all of which rights are vested in Millennium Chemicals Thann S.A.S. from and after the Closing; and

(xxii) the written opinion of Baker Botts L.L.P., as counsel to Millennium Chemicals Inc., addressed to Buyer and dated the Closing Date, in the form attached hereto as Exhibit D, concerning the enforceability of the Millennium Guaranty and the Millennium Indemnity Agreement.

Additionally, Sellers shall duly execute and deliver (or cause to be executed and delivered) the Other Agreements to which Sellers or any of their respective Affiliates are a party.

Section 2.6 Purchase Price Adjustment

(a) Within five days prior to the Closing Date, Sellers shall prepare in good faith and deliver to Buyer, at the sole expense of Sellers, a written statement containing an estimate of (i) the Net Working Capital of MIC and MWH, together with their respective consolidated subsidiaries, as of the Closing Date (the “Estimated Net Working Capital”), calculated in accordance with Schedule 2.6, (ii) the Cash as of the Closing Date (the “Estimated

EXECUTION VERSION

Cash”), and (iii) the Indebtedness as of the Closing Date (the “Estimated Indebtedness”) (that statement, the “Estimated Adjustment Amount Statement”), in each case, based on Sellers’ accounting records from the most recent closed month. Sellers shall cooperate with Buyer and provide a reasonable opportunity for Buyer to discuss the calculation of the estimates used for the purposes of preparing the Estimated Adjustment Amount Statement.

(b) On or before the 60th day after the Closing Date, Sellers shall calculate (i) the Net Working Capital of MIC and MWH, together with their respective consolidated subsidiaries, as of the Closing Date (the “Closing Date Net Working Capital”), in accordance with Schedule 2.6, (ii) the Cash as of the Closing Date (the “Closing Date Cash”), and (iii) the Indebtedness as of the Closing Date, determined in accordance with Schedule 1.1(e) (the “Closing Date Indebtedness”) and deliver to Buyer a statement, audited by PricewaterhouseCoopers LLP, setting forth the Closing Date Net Working Capital, the Closing Date Cash and the Closing Date Indebtedness (that statement, the “Closing Date Adjustment Amount Statement”). The Closing Date Net Working Capital, the Closing Date Cash and the Closing Date Indebtedness are collectively referred to in this Agreement as the “Closing Amounts.” Unless Buyer gives written notice to Sellers on or before the 30th day after receipt of the Closing Date Adjustment Amount Statement that it disputes the Closing Amounts as specified in the Closing Date Adjustment Amount Statement, the Closing Amounts shall be as specified in the Closing Date Adjustment Amount Statement. If Buyer gives written notice to Sellers on or before such 30th day that it disputes any of the Closing Amounts as specified in the Closing Date Adjustment Amount Statement, Sellers and Buyer shall consult in good faith and use commercially reasonable efforts to agree upon the disputed Closing Amounts. Following delivery of the Closing Date Adjustment Amount Statement to Buyer, Sellers shall give Buyer and its advisors access to the personnel and books and records and working papers used for the purpose of preparing the Closing Date Adjustment Amount Statement. If on or before the 45th day after receipt by Buyer of the Closing Date Adjustment Amount Statement, Sellers and Buyer have not agreed on the Closing Amounts, any party shall have the right to submit such matters as remain in dispute to Ernst & Young LLP (which Sellers and Buyer each represent and warrant are independent of such party), or such other independent registered public accounting firm as Sellers and Buyer shall mutually agree, for final resolution, which resolution shall be binding upon Sellers and Buyer. The fees and expenses of such accounting firm for its services in resolving such dispute shall be borne equally by Sellers and Buyer.

(c) If, upon final determination of the Closing Amounts, (i) the Closing Date Net Working Capital is greater than the Estimated Net Working Capital, Buyer shall make an additional payment to Sellers in an amount equal to the amount by which the Closing Date Net Working Capital exceeds the Estimated Net Working Capital, (ii) the Closing Date Net Working Capital is less than the Estimated Net Working Capital, Sellers shall make a payment to Buyer in an amount equal to the amount by which the Estimated Net Working Capital exceeds the Closing Date Net Working Capital, (iii) the Closing Date Cash is greater than the Estimated Cash, Buyer shall make an additional payment to Sellers in an amount equal to the amount by which the Closing Date Cash exceeds the Estimated Cash, (iv) the Closing Date Cash is less than the Estimated Cash, Sellers shall make a payment to Buyer in an amount equal to the amount by which the Estimated Cash exceeds the Closing Date Cash, (v) the Closing Date Indebtedness is greater than the Estimated Indebtedness, Sellers shall make an additional payment to Buyer in an

EXECUTION VERSION

amount equal to the amount by which the Closing Date Indebtedness exceeds the Estimated Indebtedness, and/or (vi) the Closing Date Indebtedness is less than the Estimated Indebtedness, Buyer shall make a payment to Sellers in an amount equal to the amount by which the Estimated Indebtedness exceeds the Closing Date Indebtedness. The payments to be made under this Section 2.6(c) (collectively, the “Post-Closing Payments”) will include interest at the Applicable Rate from and including the Closing Date to the date immediately preceding the date of payment. Such payments will be made by wire transfer of immediately available funds on or before the fifth Business Day after final determination of the amounts to be paid under this Section 2.6(c).

Section 2.7 Characterization of Post-Closing Payments. Buyer and Sellers agree to treat any payment made pursuant to this Agreement after the Closing, including (i) the Post-Closing Payments, (ii) any payment under ARTICLE XI in respect of a breach of a representation or warranty and (iii) any payment under Section 8.8, as an adjustment to the Purchase Price. Except as otherwise agreed by Buyer and Sellers, such adjustments to the Purchase Price shall be allocated between MIC, MWH and MWH II (a) based upon which of MIC, MWH or MWH II (or their respective Subsidiaries or assets) provides the basis or measure of the payment, if possible, or (b) otherwise, in proportion to the allocation of the Purchase Price in Schedule 2.3.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

Each respective Seller hereby represents and warrants with respect to it and its assets and liabilities, severally, but not jointly, to Buyer as follows as of the Execution Date and the Closing Date, unless a date is specified in such representation or warranty:

Section 3.1 Organization and Qualification. It (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction in which it so organized or formed, (ii) has full corporate or limited liability company power and authority to carry on its business as it is now being conducted and (iii) is duly qualified to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to materially and adversely affect its ability to execute, deliver and perform its obligations under this Agreement.

Section 3.2 Due Authority. It has full corporate or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement, and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed by it and, assuming the due authorization, execution and delivery by Buyer, constitutes the legal, valid and binding obligation of it enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

EXECUTION VERSION

Section 3.3 Conflicts and Approvals. Assuming the accuracy of Buyer’s representations and warranties set forth in Section 5.3, and except for (a) the receipt of the Third Person Consents set forth on Schedule 3.3(a) and (b) the effectuation of the filings and registrations with and the receipt of the Authorizations from Governmental Authorities set forth on Schedule 3.3(b), neither its execution and delivery of this Agreement nor its performance of its obligations hereunder will (A) violate or breach the terms of or cause a default under (i) any Law applicable to it, (ii) the certificate of incorporation, bylaws or limited liability company agreement of it or (iii) any material contract or material agreement to which it is a party or by which any of its properties or assets are bound or (B) with the passage of time, the giving of notice or the taking of any action by a third Person have any of the effects set forth in clause (A) of this Section 3.3.

Section 3.4 Litigation. There are no Claims pending or, to its Knowledge, threatened against it that, individually or, with respect to claims based on similar facts, in the aggregate, would reasonably be expected to materially and adversely affect its ability to perform its respective obligations under this Agreement.

Section 3.5 Ownership of the MIC Shares, the MWH II Shares and the MWH Interest.

(a) The authorized capital stock of MIC consists of 1,000 shares of common stock, $10.00 par value, of which ten shares are issued and outstanding (such ten issued and outstanding shares of common stock of MIC, the “MIC Shares”).

(b) OPCO owns all of the MIC Shares free and clear of any Liens, other than Liens arising under the articles of incorporation and bylaws of MIC, and at the Closing the delivery of the MIC Shares to Buyer in accordance with the terms of this Agreement will transfer good and valid title to the MIC Shares free and clear of any Liens, other than the Liens described above. No MIC Shares are held in treasury.

(c) The authorized capital stock of MWH II consists of two shares of common stock, no par value, of which two shares are issued and outstanding (such two issued and outstanding shares of common stock of MWH II, the “MWH II Shares”).

(d) MWH I owns all of the MWH II Shares free and clear of any Liens, other than Liens arising under the articles of incorporation and bylaws of MWH I, and at the Closing the delivery of the MWH II Shares to Buyer in accordance with the terms of this Agreement will transfer good and valid title to the MWH II Shares free and clear of any Liens, other than the Liens described above. No MWH II Shares are held in treasury.

(e) The MWH Interest has been duly authorized and validly issued in accordance with the MWH Partnership Agreement.

(f) MWH I owns the MWH Interest free and clear of any Liens other than Liens arising under the MWH Partnership Agreement, and at the Closing the transfer of the MWH Interest in accordance with the terms of this Agreement will transfer good and valid title to the MWH Interest free and clear of any Liens, other than Liens described above or arising under any Terminated Agreement.

EXECUTION VERSION

Section 3.6 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of it or any of its Affiliates, except any fees and commissions that will be discharged by it or its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING

THE MILLENNIUM INORGANIC COMPANIES

Each respective Seller hereby represents and warrants with respect to its assets and liabilities, including the Millennium Inorganic Companies owned by it, severally, but not jointly, to Buyer as follows as of the Execution Date and the Closing Date, unless a date is specified in such representation or warranty:

Section 4.1 Organization and Qualification.

(a) Each Millennium Inorganic Company owned by it (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction in which it so organized or formed, (ii) has full corporate, partnership or limited liability company power and authority to carry on its business as it is now being conducted and (iii) is duly qualified to do business as a foreign corporation, partnership or limited liability company and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) MWH II is not and has never been engaged in any business or activity other than the ownership of a 1% general partnership interest in MWH (and related activities, such as holding legal title to the stock of Millennium Overseas Holding, Millennium Bunbury Pty Ltd, and from and after the Closing Date, Millennium Petrochemicals Europe B.V. as the nominee of the beneficial owner, MWH), and MWH II does not have and has never had any employees or any obligations or liabilities of any kind, except for (i) liability under Treasury Regulation Section 1.1502-6 for Taxes of Seller company Groups of which Lyondell is, or Millennium Chemicals Inc. was, or Millennium Chemicals Inc.’s subsidiary, Millennium America Holdings Inc. was, the common parent or (ii) a small intercompany payable to its parent, MWH I, which will be paid at or prior to Closing in accordance with Section 6.10.

Section 4.2 Capitalization.

(a) (i) OPCO owns all the outstanding MIC Shares and (ii) MWH I owns the MWH Interest and all the outstanding MWH II Shares, in each case as set forth in Section 3.5.

(b) There is no outstanding option, warrant, right (contingent or other, including conversion, exchange, participation, right of first refusal, co-sale or preemptive rights) or agreement for the purchase or acquisition of any MIC Shares or any other shares of capital stock in MIC, or any options, warrants or rights convertible into or exchangeable for any thereof, except as contemplated by this Agreement. There is no commitment to issue, sell or transfer any

EXECUTION VERSION

MIC Shares, or subscriptions, warrants, options, convertible or exchangeable securities or other such rights or to distribute to holders of the MIC Shares, any evidence of indebtedness or asset, except as contemplated by this Agreement.

(c) There is no outstanding option, warrant, right (contingent or other, including conversion, exchange, participation, right of first refusal, co-sale or preemptive rights) or agreement for the purchase or acquisition of any MWH II Shares or any other shares of capital stock in MWH II, or any options, warrants or rights convertible into or exchangeable for any thereof, except as contemplated by this Agreement. There is no commitment to issue, sell or transfer any MWH II Shares, or subscriptions, warrants, options, convertible or exchangeable securities or other such rights or to distribute to holders of the MWH II Shares, any evidence of indebtedness or asset, except as contemplated by this Agreement.

(d) There is no outstanding option, warrant, right (contingent or other, including conversion, exchange, participation, right of first refusal, co-sale or preemptive rights) or agreement for the purchase or acquisition of any partnership interests in MWH, or any options, warrants or rights convertible into or exchangeable for any thereof, except as contemplated by this Agreement. There is no commitment to issue, sell or transfer the MWH Interest, or subscriptions, warrants, options, convertible or exchangeable securities or other such rights or to distribute to the partners of MWH, any evidence of indebtedness or asset, except as contemplated by this Agreement.

(e) Except for the sale of the MIC Shares, the MWH II Shares and the MWH Interest to Buyer as contemplated by this Agreement, no Millennium Inorganic Company owned by it (i) will be a party or subject to any agreement or understanding, and there will be no agreement or understanding between or among any holders of the MIC Shares or the MWH II Shares or any of the partners of MWH, as applicable, relating to the acquisition, disposition or voting or giving of written consents with respect to any security or matter or (ii) will have any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any MIC Shares, MWH II Shares or MWH Interest or other securities or any interest therein or to pay any dividend or make any other distribution in respect thereof; and there will be no restrictions on the transfer of the MIC Shares, the MWH II Shares or the MWH Interest, other than those arising, in the case of the MIC Shares and the MWH II Shares, from the Securities Act of 1933, as amended, and applicable state securities or “blue sky” laws.

(f) Schedule 4.2(f) sets forth (i) the authorized capital of each Millennium Inorganic Subsidiary, (ii) the only issued and outstanding capital stock or other equity interests of each Millennium Inorganic Subsidiary (the “MIC Subsidiary Interests”), and (iii) the record and beneficial owners of all capital stock or other equity interests of each Millennium Inorganic Subsidiary. The MIC Subsidiary Interests are owned free and clear of any Liens, other than Liens arising under the governing documents of any Millennium Inorganic Subsidiary owned by it or under any Terminated Agreement.

Section 4.3 Conflicts and Approvals. Assuming the accuracy of the representations and warranties set forth in Section 3.3 and Section 5.3 and performance of the obligations set forth in Section 7.6, and except for (a) the receipt of the Third Person Consents set forth on

EXECUTION VERSION

Schedule 4.3(a) and (b) the effectuation of the filings and registrations with and the receipt of the Authorizations from Governmental Authorities set forth on Schedule 4.3(b), neither its execution of this Agreement nor its performance of its obligations hereunder will (A) violate or breach the terms of or cause a default under (i) any material Law applicable to any Millennium Inorganic Company owned by it, (ii) the certificate of incorporation, bylaws, partnership agreement or limited liability company agreement of any Millennium Inorganic Company owned by it, (iii) any Material Contract or (B)(i) with the passage of time, the giving of notice or the taking of any action by a third Person have any of the effects set forth in clause (A) of this Section 4.3, or (ii) result in the creation of any Lien upon the properties of any Millennium Inorganic Company owned by it under the terms of any Material Contract or (C) with the passage of time, the giving of notice or the taking of any action by a third Person have any of the effects set forth in clause (A) or (B) of this Section 4.3.

Section 4.4 Financial Statements. The Financial Statements present fairly in all material respects the combined consolidated financial position of MIC and MWH together with their respective consolidated subsidiaries as of the respective dates thereof and the combined consolidated results of operations and cash flows of MIC and MWH together with their respective consolidated subsidiaries for the periods covered thereby, in accordance with GAAP applied on a consistent basis throughout the periods covered, except that the 2006 Unaudited Financial Statements do not include the notes required by GAAP and are subject to adjustments, if any, in connection with or arising out of the audit process.

Section 4.5 Absence of Undisclosed Liabilities. Except (i) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2005, or (ii) as otherwise disclosed herein, on Schedule 4.5 or in the Financial Statements, since December 31, 2005 no Millennium Inorganic Company owned by it has incurred any liabilities or obligations (whether direct, indirect, accrued or contingent) which could, individually or in the aggregate, have a Material Adverse Effect.

Section 4.6 Absence of Certain Changes. Except as set forth on Schedule 4.6, since December 31, 2006, there has not been any change in the Business or the operations, condition (financial or otherwise), results of operations, Assets or liabilities of either MIC, MWH or MWH II or their respective consolidated subsidiaries, except for changes contemplated hereby or changes which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 4.7 Real Property and Assets.

(a) Schedule 4.7(a) sets forth the address and description of the Real Property, indicating in each case whether the Real Property is owned or leased. Each Millennium Inorganic Company owned by it has good and marketable title to the Real Property purported to be owned by it free and clear of Liens except Permitted Liens. Each Millennium Inorganic Company owned by it has a valid leasehold interest in any Material Real Property Lease in which it is the lessee, free and clear of any Liens except Permitted Liens.

EXECUTION VERSION

(b) Each Millennium Inorganic Company owned by it has good title to and, subject to the qualifications contained in Section 4.8(b), a legal and enforceable right to use the Assets (including the Material Real Property Leases) free and clear of all Liens except for Permitted Liens.

(c) Except as set forth in any Material Real Property Lease or in Schedule 4.7(c), neither it nor any Millennium Inorganic Company owned by it has leased or otherwise granted to any third Person the right to use or occupy Real Property purported to be owned or leased by such Millennium Inorganic Company or any material portion thereof, and there are not any third Persons in possession of Real Property owned by any Millennium Inorganic Company owned by it.

Section 4.8 Material Contracts.

(a) Schedule 4.8(a) sets forth a true, correct and complete list of each of the following contracts to which any Millennium Inorganic Company owned by it is a party (the “Material Contracts”):

(i) any non-competition agreement;

(ii) excluding the Terminated Agreements, any loan or credit agreement, security agreement, guaranty, indenture, mortgage, pledge, conditional sale or title retention agreement, or other instrument evidencing or relating to indebtedness for borrowed money;

(iii) all Material Real Property Leases;

(iv) all contracts and agreements with a third Person to cleanup, abate or remediate any existing environmental condition or relating to the performance of any environmental audit or study;

(v) all contracts and agreements granting to any Person (other than any Millennium Inorganic Company) an option or a first refusal, first-offer or similar preferential right to purchase or acquire any material Assets other than sales of inventory in the ordinary course of business;

(vi) all contracts, licenses and agreements (i) with respect to Intellectual Property licensed or transferred by any Millennium Inorganic Company owned by it to any third Person and (ii) pursuant to which a third Person has licensed or transferred any Intellectual Property to any Millennium Inorganic Company owned by it (other than end-user licenses in the ordinary course of business);

(vii) all joint venture or partnership contracts;

(viii) any contract or agreement (A) entered into since January 1, 2002, that has been attached as an exhibit to any of Millennium Chemicals Inc.’s public filings with the United States Securities and Exchange Commission or (B) entered into since December 1, 2004,

EXECUTION VERSION

in either case, under which a Millennium Inorganic Company owned by it has a continuing obligation that involves the sale or purchase of any material assets or capital stock of any Person other than in the ordinary course of business, or a merger, consolidation, business combination or similar extraordinary transaction with a third Person;

(ix) all customer contracts and supply agreements which involve payments to or from any Millennium Inorganic Company owned by it of at least $1,000,000 annually and that is not terminable by such Millennium Inorganic Company upon less than three months’ advance notice without penalty or any continuing obligation; and

(x) all existing contracts (other than those described in clauses (i) through (ix) of this Section 4.8(a)) to which any Millennium Inorganic Company owned by it is a party or by which such Millennium Inorganic Company’s properties or assets are bound (A) involving an annual commitment or payment to or from such Millennium Inorganic Company of more than $1,000,000 and that is not terminable by such Millennium Inorganic Company upon less than three months’ advance notice without penalty or any continuing obligation or (B) that are material to the Business taken as a whole.

(b) Except as set forth on Schedule 4.8(b), to its Knowledge, each Material Contract is in full force and effect, is a valid and legally binding agreement of each Millennium Inorganic Company owned by it that is a party thereto and each counterparty, enforceable against such Millennium Inorganic Company and each counterparty in accordance with its terms; provided, however, that the enforceability of each Material Contract may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and that the indemnity, contribution and exoneration provisions contained in any of the Material Contracts may be limited by Laws and public policy.

(c) No Millennium Inorganic Company owned by it (i) has materially breached the terms of any Material Contract to which it is a party or (ii) has received from any other party to any such Material Contract written notification that such Material Contract is not in full force and effect, that such Millennium Inorganic Company has failed to perform its obligations thereunder to date in any material respect, or that any other party thereto has not performed its obligations thereunder to date in any material respect; and, to its Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to result in a material breach or violation of, or a default under, the terms of any such Material Contract.

(d) Except for confidential agreements for which consents to disclosure have not yet been obtained and that are listed on the Disclosure Schedule and identified as confidential, copies of each Material Contract, together with all amendments and modifications thereto, have been made available to Buyer or its representatives.

(e)(i) Part I of Schedule 4.8(e) constitutes a list of each contract to which it or its Affiliates (excluding any Millennium Inorganic Company) is a party, which relate solely to

EXECUTION VERSION

the Business and will be assigned to one of the Millennium Inorganic Companies at Closing (the “Affiliate Contracts”), and (ii) Part II of Schedule 4.8(e) constitutes a list of each contract to which it or its Affiliates are parties and which relate in part to the Business and will either be partially assigned, renegotiated or terminated prior to Closing (the “Shared Contracts”).

Section 4.9 Authorizations. Except with respect to matters subject to Section 4.11, (a) each Millennium Inorganic Company owned by it (i) has obtained all Authorizations that are necessary to carry on its business as currently conducted in all material respects and each Millennium Inorganic Company owned by it is in material compliance with each such Authorization and (ii) to its Knowledge no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a violation by such Millennium Inorganic Company of, or a failure on the part of such Millennium Inorganic Company to comply with the terms of, any Authorization, (b) no Millennium Inorganic Company owned by it has received from any Governmental Authority written notification that any Authorization (i) is not in full force and effect, (ii) has been violated in any respect, or (iii) is subject to any suspension, revocation, modification or cancellation, and (c) there is no Claim pending or, to its Knowledge, threatened regarding suspension, revocation, modification or cancellation of any Authorization.

Section 4.10 Compliance with Law. Except with respect to matters subject to Section 4.11, (a) each Millennium Inorganic Company owned by it is in compliance in all material respects with all Laws, (b) no Millennium Inorganic Company owned by it has received any written notification from any applicable Governmental Authority that it is not in compliance with any Law, and (c) to its Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a failure of any Millennium Inorganic Company owned by it to comply with the terms of any Law in any material respect. Millennium Chemicals Le Havre SAS has made all required filings and taken all actions required pursuant to the Préfet’s formal notice (mise en demeure) of October 12, 2006.

Section 4.11 Environmental Matters. Except as set forth on Schedule 4.11 and for matters that in the aggregate would not reasonably be expected to be material to the Business taken as a whole:

(a) The operations of each Millennium Inorganic Company owned by it are in compliance with Environmental Laws.

(b) All Authorizations, if any, required to be obtained or filed by or complied with by each Millennium Inorganic Company owned by it under any Environmental Law in connection with its operations as they are currently being conducted, including those relating to Hazardous Materials, have been duly obtained or filed for, and each such Millennium Inorganic Company is in compliance with the terms and conditions of all such Authorizations.

(c) There is no pending or threatened Claim or any facts or circumstances that could give rise to any Environmental Matter or any Claim under any Environmental Law relating to the Business or the Physical Assets, including any Claim relating to or arising out of Hazardous Materials.

EXECUTION VERSION

(d) There are no existing Environmental Matters that interfere in a material respect with the conduct of the Business in the manner now conducted or which interfere in a material respect with the continued compliance with any Environmental Law.

(e) The representations and warranties contained in this Section 4.11 are the only representations and warranties made by Sellers with respect to Environmental Matters and matters arising under Environmental Law.

Section 4.12 Litigation. Except as set forth on Schedule 4.12, there is no Claim pending or, to its Knowledge, threatened against any Millennium Inorganic Company owned by it, including any involving a claim for indemnification pursuant to any statute, organizational document or contract relating to any other Claim, in any court or before or by any other Governmental Authority, seeking damages or payments in excess of $500,000 or the imposition of any injunctive relief.

Section 4.13 Insurance. Lyondell and its Affiliates maintain, with respect to the Business, public liability insurance, property casualty insurance and business interruption insurance with policy limits, coverage provisions, deductibles, co-insurance limits, waiting periods, and other provisions that a prudently operated chemical company with multiple international facilities would maintain.

Section 4.14 ERISA and Employment Tax Matters. With respect to any Millennium Inorganic Company Plan or any Affiliate Benefit Plan, (a) to its Knowledge, no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (b) no material liability to the Pension Benefit Guaranty Corporation has been incurred by any such entity, which liability has not been satisfied, (c) no accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (d) except as would not result in any material liability to it, any Millennium Inorganic Company owned by it, or Buyer, contributions to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.

Section 4.15 Employee Benefit Plans.

(a) Schedule 4.15(a) lists all Millennium Inorganic Company Plans and Affiliate Benefit Plans. Sellers have made available to Buyer copies of each of the following with respect to the Millennium Inorganic Company Plans and Affiliate Benefit Plans, to the extent applicable: the plan document, contracts, the trust agreement, if any, the current rate of contributions and the most recent actuarial report or valuation that is required to be prepared under Law, and details of all assumptions used to prepare such report or valuation, if any. Each Millennium Inorganic Company Plan and Affiliate Benefit Plan has been administered and operated in all material respects in compliance with its governing documents and Law, and there are no actions, suits or claims pending or, to its Knowledge, threatened (other than routine claims for benefits) with respect to any Millennium Inorganic Company Plan or Affiliate Benefit Plan or

EXECUTION VERSION

their respective assets, and (c) there is no matter pending or, to its Knowledge, threatened with respect to any Millennium Inorganic Company Plan or Affiliate Benefit Plan before any Governmental Authority.

(b) No Millennium Inorganic Company Plan or Affiliate Benefit Plan is a multiemployer plan, as defined in Section 3(37) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(c) Each Millennium Inorganic Company Plan and each Affiliate Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received or has applied for a favorable determination letter to that effect from the Internal Revenue Service and, to its Knowledge, there is no reason why any such determination letter should be revoked or not be reissued. Copies of the most recent Internal Revenue Service determination letters with respect to each such Millennium Inorganic Company Plan or Affiliate Benefit Plan have been made available to Buyer. No events have occurred with respect to any Millennium Inorganic Company Plan or Affiliate Benefit Plan that could result in material payment or assessment by or against any Millennium Inorganic Company owned by it of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(d) Except as set forth on Schedule 4.15(d), no condition exists that would prevent the amendment or termination of any Millennium Inorganic Company Plan or Affiliate Benefit Plan which provides health or medical benefits in respect of any current or former employees of any Millennium Inorganic Company owned by it or such Millennium Inorganic Company’s Subsidiaries other than limitations imposed under the terms of a collective bargaining agreement.

(e) All contributions and payments due under each Millennium Inorganic Company Plan or Affiliate Benefit Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date except to the extent accrued as a liability in accordance with ordinary practice. There has been no amendment to, written interpretation of or announcement (whether or not written) by any Millennium Inorganic Company owned by it or such Millennium Inorganic Company’s Affiliates relating to, or change in employee participation or coverage under, any Millennium Inorganic Company Plan or Affiliate Benefit Plan which would increase materially the expense of maintaining such Millennium Inorganic Company Plan or Affiliate Benefit Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the Execution Date.

(f) Except for the retention payments set forth on Schedule 7.1(e) and any amounts that will be paid by it or its Affiliates (other than any Millennium Inorganic Company), no employee or former employee of any Millennium Inorganic Company owned by it will become entitled to any bonus, retirement, severance, job security or similar benefit, or the enhancement of any such benefit, as a result of the transactions contemplated hereby, other than any such benefits pursuant to any statutory requirement or Millennium Inorganic Company Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of any Millennium Inorganic Company owned by it that, individually or

EXECUTION VERSION

collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code (or equivalent jurisdiction outside the U.S) as a result of the consummation of the transactions contemplated by this Agreement.

(g) The Non-U.S. Benefit Plans in the United Kingdom are registered Schemes (as defined in Section 153(1) Finance Act 2004).

(h) The Non-U.S. Benefit Plans in the United Kingdom do not distinguish between male and female members in the provision of benefits relating to periods of pensionable service after May 17, 1990 and no adverse alteration has been made to benefits already accrued at the date of announcing charges designed to equalize benefits.

Section 4.16 Labor Matters.

(a) Schedule 4.16(a) sets forth a list of all foreign labor unions and works’ councils to which any Millennium Inorganic Company owned by it is subject and the jurisdictions of each such labor union, works council, trade union, or similar labor body and any collective bargaining agreement or other labor agreement to which employees of any Millennium Inorganic Company owned by it are subject.

(b) Schedule 4.16(b) lists, as of the Execution Date, all United States collective bargaining agreements to which any Millennium Inorganic Company owned by it is subject. It has made available to Buyer copies of each of the collective bargaining agreements.

(c) Schedule 4.16(c) lists all employees of it or any of its Affiliates (other than the Millennium Inorganic Companies) who (i) are seconded to the Business (the “Loaned Employees”), (ii) are allocated to the Business for more than 50% of their time pursuant to a shared services agreement (the “Shared Employees”), or (iii) since December 1, 2004, have been transferred from the Business to any affiliate of Sellers (the “Former Employees”).

(d) As of the Execution Date there is no labor dispute, strike or work stoppage against any Millennium Inorganic Company owned by it which would reasonably be expected to have a Material Adverse Effect after the Closing. There is no social plan in place at any of the French work locations.

Section 4.17 Taxes. Except as set forth in Schedule 4.17:

(a) (i) all Tax Returns which were required to be filed by or with respect to any Millennium Inorganic Company owned by it have been duly and timely filed, (ii) all such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Law, (iii) all Taxes shown on each such Tax Return and all other Taxes that are due and payable by any Millennium Inorganic Company have been timely paid in full, (iv) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any Tax, (v) since December 31, 2002, no written claim has been received from a Taxing Authority in a jurisdiction where any Millennium Inorganic Company owned by it does not file Tax Returns stating that any such Millennium Inorganic Company is or may be subject to taxation by that jurisdiction and (vi) all Tax withholding and deposit requirements imposed on or with respect to any Millennium Inorganic Company owned by it have been satisfied in full in all respects;

EXECUTION VERSION

(b) except as to United States Income Taxes, (i) no Millennium Inorganic Company owned by it has in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency, (ii) there are no pending written proposed deficiencies, adjustments or other written claims for unpaid Taxes of any Millennium Inorganic Company owned by it, (iii) nor are there any Tax audits or administrative or judicial Tax proceedings pending, noticed to be opened or being conducted with respect to any Millennium Inorganic Company owned by it;

(c) Sellers have made available to Buyer correct and complete copies of all Tax Returns related to Income Taxes filed with respect to any Millennium Inorganic Company owned by it (excluding United States Income Tax consolidated, combined, or similar returns for taxable periods ended on or after December 31, 2003);

(d) no Millennium Inorganic Company owned by it is a party to or bound by any Tax Sharing Arrangement, Tax indemnity agreement or arrangement or similar agreement or arrangement;

(e)(i) Lyondell will file a consolidated U.S. federal income Tax Return with MIC and MWH II for the taxable year that includes the Closing Date and is eligible to make a Section 338(h)(10) Election with respect to MIC, MWH II and each of the Millennium Inorganic Companies identified in Section 8.7(a) (the “Eligible Subsidiaries”), and (ii) the direct and indirect subsidiaries of MIC with respect to which Lyondell is not eligible to make a Section 338(h)(10) Election are (x) Millennium RB Partners, LP, a Bermuda partnership, and Millennium HMR Ltd., a Bermuda company, each of which, as of January 1, 2007 and as of the Closing Date, have valid elections in place not to be treated as corporations for United States federal income tax purposes, (y) Optyxx LLC, a disregarded entity for United States federal income tax purposes and (z) Millennium Inorganic Chemicals Bermuda, a corporation for United States federal income tax purposes;

(f) except for groups of which Lyondell is, or Millennium Chemicals Inc. was, or Millennium Chemicals Inc.’s subsidiary, Millennium America Holdings Inc, was, the common parent, no Millennium Inorganic Company owned by it (i) has been a member of an affiliated group filing a consolidated United States federal income Tax Return in any taxable year ended on or after December 31, 2002 or (ii) has liability for the Taxes of any Person (other than any Millennium Inorganic Company) under Treasury Regulations Section 1.1502-6;

(g) no Millennium Inorganic Company has joined in any foreign combined or consolidated Tax Return that contained members other than Millennium Inorganic Companies since January 1, 2002;

(h) there are no currently pending requests for rulings, technical advice, or other guidance from any federal, foreign, state, or local Taxing Authority;

EXECUTION VERSION

(i) no Millennium Inorganic Company owned by it has participated in any “listed transaction” as described in Treasury Regulation Section 1.6011-4(b)(2); and

(j) any document that may be necessary in proving the title of the Millennium Inorganic Companies to any Asset which is owned at Closing, and each document which the Millennium Inorganic Companies are required to enforce or produce in evidence in the U.K. or Australia is duly stamped for U.K. stamp duty purposes or Australian stamp duty purposes, as appropriate. No such required documents which are outside the U.K. would attract stamp duty if they were brought into the U.K. Sellers will cause to be paid any Taxes becoming payable in connection with the transfer of the shares of Millennium Bunbury Pty Ltd by Millennium Petrochemicals Europe B.V. to MWH. Sellers have rectified with the proper Governmental Authorities under all relevant Laws, including the Laws of Western Australia and the U.K., the relevant register of members of Millennium Overseas Holding, an unlimited liability company formed under the laws of England and Wales, such that the register shows MWH II as the owner of legal title to the interests in Millennium Overseas Holding as nominee of MWH and have paid in full to the appropriate Taxing Authority any Tax required to be paid in connection with such rectification.

(k) Neither entering into this Agreement nor Closing will result in the withdrawal of any U.K. or Australian stamp duty or U.K. or Australian stamp duty land tax relief granted on or before Closing which will affect any of the Millennium Inorganic Companies.

(l) No stamp duty will become payable in Western Australia as a consequence of any transaction which occurs prior to Closing, including any duty that may become payable under Section 75JF of the Stamps Act 1921 (WA) that relates to any transaction prior to Closing.

Section 4.18 Intellectual Property.

(a) Schedule 4.18(a) sets forth a list of all issued patents, registered copyrights, trademark registrations, trade name registrations, domain name registrations (collectively, the “Registered Intellectual Property”), and applications for any of the foregoing that have been issued to, assigned to or filed by any Millennium Inorganic Company owned by it or used in the Business.

(b) To its Knowledge, except as set forth in Schedule 4.18(b), no material Intellectual Property issued to, assigned to or filed by any Millennium Inorganic Company owned by it or used in the Business is subject to any Claim (i) restricting in any manner the use, transfer or licensing thereof by such Millennium Inorganic Company or (ii) that may affect the validity, use or enforceability of such Intellectual Property.

(c) Each Millennium Inorganic Company owned by it has taken reasonable precautions to protect its rights in and to all material Intellectual Property, including maintaining the confidentiality of trade secrets, unpublished patent applications, know-how and other confidential Intellectual Property.

EXECUTION VERSION

(d) Since December 1, 2004, no Claim has been made by any Millennium Inorganic Company owned by it against any other Person, or by any other Person against any such Millennium Inorganic Company, regarding any infringement, misappropriation or violation of any Intellectual Property rights.

(e) To its Knowledge, each Millennium Inorganic Company owned by it owns or possesses adequate rights to use all Intellectual Property necessary for the conduct of the Business as presently conducted by it, free and clear of all Liens except for Permitted Liens.

(f) To its Knowledge, the operation of the Business as currently conducted by the Millennium Inorganic Companies and the use of all Intellectual Property used by any Millennium Inorganic Company owned by it in the Business does not infringe, misappropriate or otherwise violate, in any material respect, any intellectual property rights of any third Person. To its Knowledge, no third Person is infringing, misappropriating or violating, in any material respect, any Intellectual Property owned by or exclusively licensed to any Millennium Inorganic Company owned by it.

Section 4.19 Condition and Sufficiency of Assets.

(a) To its Knowledge, there are no material defects in any material Assets, including the IT Systems owned by any Millennium Inorganic Company owned by it and used in the Business.

(b) The Assets, together with the Affiliate Contracts, the rights under the Shared Contracts applicable to the Business, the Terminated Agreements and the Material Contracts, are sufficient to conduct (without regard to the condition of the buildings, equipment or any other fixed assets or tangible personal property) the Business in its ordinary course consistent with past practice.

Section 4.20 Improper Payments. To its Knowledge, (i) no bribes, kickbacks or other improper payments have been made by it, each Millennium Inorganic Company owned by it or, any agent of any of them in connection with the conduct of the Businesses or the operation of the Assets, and (ii) neither it, any Millennium Inorganic Company owned by it nor any agent of any of them has received any such payments from vendors, suppliers or other persons.

Section 4.21 No Changes. Except as set forth in Schedule 4.21 or for any transfers of assets or liabilities between any Millennium Inorganic Company owned by it, since December 31, 2006, each Millennium Inorganic Company owned by it has conducted its business only in the ordinary course of business, and there has not been any:

(a) grant of any option or right to purchase capital of any Millennium Inorganic Company owned by it; issuance of any security convertible into such capital; purchase, redemption, retirement, or other acquisition by any Millennium Inorganic Company owned by it of any such capital (except that consummation of the transaction contemplated hereby will trigger the Mandatory Tender Offer rights described in Section 7.6);

EXECUTION VERSION

(b) payment or increase by any Millennium Inorganic Company of any bonuses, salaries, or other compensation to any employee earning $100,000 or more annually, except (i) in the ordinary course of business consistent with past practice;

(c) damage to or destruction or loss of any Asset, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Millennium Inorganic Companies taken as a whole;

(d) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any material Asset of any Millennium Inorganic Company owned by it;

(e) sale or transfer of any Assets of any Millennium Inorganic Company owned by it to it, any other Seller or any of their respective Affiliates (other than the Millennium Inorganic Companies) except as otherwise contemplated herein and for transfers of pension assets related to the St. Helena Employees;

(f) material change in the accounting methods used by any Millennium Inorganic Company owned by it; or

(g) agreement, whether oral or written, by any Millennium Inorganic Company owned by it to do any of the foregoing.

Section 4.22 Certain Legacy Liabilities.

(a) No Millennium Inorganic Company owned by it nor any Person merged, consolidated or dissolved into any Millennium Inorganic Company owned by it has: (i) owned or operated any business or property that is part of, adjoins, impacts or is impacted by the Kalamazoo River Superfund Site; (ii) generated, treated, transported, disposed or arranged for disposal of any Hazardous Materials at the Kalamazoo River Superfund Site that could give rise to liability under applicable Environmental Law; and/or (iii) manufactured, sold or distributed lead-based paint or lead pigment.

(b) No Millennium Inorganic Company owned by it has assumed any liabilities related to lead-based paint or lead pigment, including in connection with the formation of ABC Chemicals, Inc. and the subsequent assumption of liabilities from SCM Corporation.

(c) No lead-based paint or lead pigment has been manufactured, sold or distributed from any of the Real Property, including any facilities or improvements located thereon, owned by any Millennium Inorganic Company owned by it.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as follows as of the Closing Date, unless a date is specified in such representation or warranty:

EXECUTION VERSION

Section 5.1 Organization and Qualification. Buyer (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction in which it so organized or formed, (ii) has full corporate, partnership or limited liability company power and authority to carry on its business as it is now being conducted and (iii) is duly qualified to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to Buyer and its Subsidiaries taken as a whole or a material adverse effect on Buyer’s ability to execute, deliver and perform its obligations under this Agreement.

Section 5.2 Due Authority. Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed by Buyer and, assuming the due authorization, execution, and delivery by each Seller, constitutes the legal, valid and binding obligations of Buyer enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 5.3 Conflicts and Approvals. Assuming the accuracy of Sellers’ representations and warranties set forth in Section 3.3 and 4.3, and except for (a) the receipt of the Third Person Consents set forth on Schedule 5.3(a) and (b) the effectuation of the filings and registrations with and the receipt of the Authorizations from Governmental Authorities set forth on Schedule 5.3(b), neither the execution and delivery by Buyer of this Agreement nor the performance by Buyer of its obligations hereunder will (A) violate or breach the terms of or cause a default under (i) any Law applicable to Buyer, (ii) the constitutive documents of Buyer or (iii) any material contract or material agreement to which Buyer is a party or by which any of its properties or assets are bound or (B) with the passage of time, the giving of notice or the taking of any action by a third Person have any of the effects set forth in clause (A) of this Section 5.3.

Section 5.4 Litigation. There are no Claims pending or, to the Knowledge of Buyer, threatened, against Buyer or to which any assets of Buyer are subject, that, individually or, with respect to multiple Claims that allege similar theories of recovery based on similar facts, in the aggregate, would reasonably be expected to materially and adversely affect the ability of Buyer to execute, deliver and perform its obligations under this Agreement.

Section 5.5 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer, except any fees and commissions that will be discharged by Buyer.

Section 5.6 Purchase as Investment. Buyer is purchasing the MIC Shares, the MWH II Shares and the MWH Interest for its own account as an investment without the present

EXECUTION VERSION

intent to sell, transfer or otherwise distribute the MIC Shares, the MWH II Shares or MWH Interest to any other Person. Buyer, together with its directors, executive officers and advisors, is familiar with investments of the nature of the MIC Shares, the MWH II Shares and the MWH Interest, understands that this investment involves certain risks, and believes that it has adequately investigated the Millennium Inorganic Companies (taking into account the representations and warranties of Sellers set forth in this Agreement), and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the MIC Shares, the MWH II Shares and the MWH Interest, and is able to bear the economic risks of such investment.

Section 5.7 Availability of Funds. Buyer currently has firm financing commitments from HSBC Bank USA, N.A. and the National Industrialization Company for an amount sufficient to pay the Purchase Price, and at the Closing will have sufficient immediately available funds, in cash, to pay the Purchase Price, as it may be adjusted pursuant to this Agreement.

Section 5.8 Eligibility for Section 338 Elections. The Subsidiaries of Buyer that purchase the MIC Shares and the MWH II Shares will be classified as corporations for United States federal tax purposes and will be eligible to join with Sellers (or the relevant Affiliate of Sellers) in making the Section 338(h)(10) Elections. The Subsidiary of Buyer that purchases the MWH Interest will be classified as a corporation for federal tax purposes and will be eligible to make the 338(g) elections.

ARTICLE VI

PRE-CLOSING COVENANTS

Section 6.1 Operations of Business. After the Execution Date until the Closing Date, and except (i) as set forth on Schedule 6.1(a); (ii) as set forth in the 2007 Capital Plan attached as Schedule 6.1(b); (iii) as required by Law; (iv) for any transfers of assets or liabilities between the Millennium Inorganic Companies; (v) as otherwise contemplated by this Agreement; or (vi) as otherwise consented to by Buyer in writing, such consent not to be unreasonably withheld, Sellers shall cause each of the Millennium Inorganic Companies to:

(a) operate the Business in the ordinary course consistent with past practice;

(b) not to materially defer any approved and budgeted capital expenditures set forth on the 2007 Capital Plan other than in the ordinary course of business consistent with past practice;

(c) use commercially reasonable efforts to preserve substantially intact its business organization, and to preserve beneficial relationships with agents, lessors, suppliers, customers and employees giving due regard to the announcement of this transaction;

(d) promptly notify Buyer of any material emergency or other material change in the Business or the Assets;

(e) maintain the Assets in a state of repair and condition that complies in all material respects with legal requirements and is consistent with past practice;

EXECUTION VERSION

(f) undertake all actions reasonably necessary to maintain all Intellectual Property consistent with past practice;

(g) not undertake any material business transactions, including to sell or offer to sell any Assets, except in the ordinary course of business consistent with past practice;

(h) not sell or otherwise transfer any Assets of any Millennium Inorganic Company to either Seller or its Affiliates (other than the Millennium Inorganic Companies);

(i) not release, waive or assign any material rights of the Millennium Inorganic Companies against any third Persons other than in the ordinary course of business consistent with past practice;

(j) not make or agree to any commitments to any Governmental Authority other than commitments in the ordinary course of business;

(k) not declare, set aside or pay any cash or non-cash dividends or other distributions in respect of its capital and not repurchase or redeem any of its capital other than in the ordinary course of business consistent with past practice;

(l) not offer, sell, issue or grant, or authorize the offering, sale, issuance or grant of, any membership interest, partnership interest or shares of capital stock in the Millennium Inorganic Companies;

(m) not acquire, whether by merger or consolidation, by purchasing an equity interest or otherwise, any business or any corporation, partnership, association or other business organization or division thereof;

(n) not adopt any amendments to its organizational documents that would materially affect Buyer after the Closing;

(o) not incur any obligations for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, nor enter into any guarantees, except (i) trade debt incurred in the ordinary course of business consistent with past practice and (ii) indebtedness that will be paid in full at or prior to the Closing;

(p) not enter into any contract, agreement or other arrangement that would have been a Material Contract if it would have been in effect on the Execution Date;

(q) not amend, modify or terminate any Material Contract, or otherwise waive, release or assign any material rights, claims or benefits of the Millennium Inorganic Companies under any Material Contract or enter into any derivative, option, hedge or futures contracts;

(r) not enter into or adopt any new Millennium Inorganic Company Plan or Affiliate Benefit Plan or amend any Millennium Inorganic Company Plan or Affiliate Benefit

EXECUTION VERSION

Plan (except as required to comply with Law) in any way which would increase materially the expense of maintaining such Millennium Inorganic Company Plan or Affiliate Benefit Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the Execution Date;

(s) not grant or agree to grant any bonus to any employee, any material increase in the rate of salary or compensation of any employee or any increase in any existing benefits to any employees except in the ordinary course of business consistent with past practices, nor provide for any material new pension or welfare plan or other new material retirement or employment benefits to any employees;

(t) not transfer, assign or grant any license or sublicense under or with respect to any Intellectual Property except in the ordinary course of business consistent with past practice;

(u) not transfer any employees from the Business to any other business or entity controlled by Lyondell (other than the Loaned Employees and the Shared Employees);

(v) execute such documents as may be necessary to transfer legal title to all of the outstanding equity interests in Millennium Petrochemical Europe B.V. and Millennium Bunbury Pty Ltd to MWH II as nominee for the beneficial owner, MWH; and

(w) not agree, resolve or commit to do any of the actions, prohibited in Section 6.1(g) through Section 6.1(u) that would, or the effects of which would, survive the Closing.

Section 6.2 Appropriate Action; Consents; Filings. From the Execution Date until the Closing:

(a) Subject to Sellers’ and Buyer’s additional obligations in clauses (a), (c) and (d) of this Section 6.2, Sellers and Buyer shall use their best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things that, in either case, are necessary, proper or advisable under Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, and (ii) obtain from the relevant Governmental Authorities all Authorizations necessary, proper or advisable under Law to be obtained at or prior to the Closing by Buyer, Sellers or any of the Millennium Inorganic Companies in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(b) As promptly as practicable, Sellers and Buyer shall make all necessary filings, including filings under the HSR Act and any other Antitrust Law and in connection with any Authorizations, and thereafter make any other required submissions, with respect to this Agreement and the transactions contemplated hereby required under any Law at or prior to the Closing. Buyer and Sellers shall bear the costs and expenses of their respective filings; provided, that Buyer shall pay the filing fee in connection with any such filings. Buyer and Sellers shall cooperate in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, accepting

EXECUTION VERSION

all reasonable additions, deletions or changes suggested in connection therewith. Buyer and Sellers shall each use reasonable best efforts to furnish or cause to be furnished all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement.

(c) Buyer and Sellers shall each give prompt notice to the others of the receipt of any written notice or other written communication from (i) any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) any Governmental Authority in connection with the transactions contemplated hereby, (iii) any Governmental Authority or other Person regarding the initiation or threat of initiation of any Claims against, relating to, or involving or otherwise affecting the Millennium Inorganic Companies, Buyer or Sellers that relate to the consummation of the transactions contemplated hereby, and (iv) any Person regarding the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to (A) cause any condition to the obligations of the other party to consummate the transactions contemplated hereby not to be satisfied, (B) cause a breach of the representations, warranties or covenants of such party under this Agreement, or (C) delay or impede the ability of either Buyer or Sellers, respectively, to consummate the transactions contemplated by this Agreement or to fulfill their respective obligations set forth herein. No delivery of any notice pursuant to clause (iv) of this Section 6.2(c) shall cure any breach of any representation, warranty or covenant of the party hereto giving such notice contained in this Agreement.

(d) Sellers and Buyer shall use their best efforts to vigorously contest and to resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any order (whether temporary, preliminary or permanent) of any court or other Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement, including the vigorous pursuit of all available avenues of administrative and judicial appeal and all available legislative action. Notwithstanding anything to the contrary in this Agreement, Buyer shall take, or cause to be taken, any and all actions, including the disposition of assets, required by any Governmental Authority as a condition to the granting of any Authorization necessary for the consummation of the transactions contemplated hereby or as may be required to avoid, lift, vacate or reverse any legislative, administrative or judicial action that would otherwise cause any Closing Condition not to be satisfied. Without limiting the generality of the foregoing, such actions may include, but are not limited to: (i) divesting or holding separate or otherwise taking or committing to take any action that limits Buyer’s freedom of action with respect to, or its ability to retain, the Millennium Inorganic Companies (or any of the businesses, product lines or assets of the Millennium Inorganic Companies), Buyer’s business or that of any of its Affiliates (or any of the businesses, product lines or assets of it or any of its Affiliates), or (ii) altering or restricting in any way Buyer’s business or commercial practices or the business or commercial practices of any of its Affiliates or the Millennium Inorganic Companies. Buyer shall be entitled to direct any proceedings or negotiations with any Governmental Authority or other Person relating to the foregoing, provided that it shall afford Sellers a reasonable opportunity to participate therein. Buyer shall not take any action that could reasonably be expected to materially hinder or delay the granting of any Authorization necessary for the consummation of the transactions contemplated hereby.

EXECUTION VERSION

(e) Buyer and Sellers shall each timely give or cause to be given all notices to third Persons and use commercially reasonable efforts to obtain all Third Person Consents (i) set forth on Schedules 3.3(a), 4.3(a) and 5.3(a) or (ii) required under any Material Contract, Affiliate Contract or Shared Contract in connection with the consummation of the transactions contemplated hereby. Prior to the Closing, Sellers will take all commercially reasonable actions (including obtaining Third Person Consents or negotiating separate agreements) to cause the rights and obligations under the Affiliate Contracts and the Shared Contracts (to the extent related to the Business) to be fully available to the Millennium Inorganic Companies after the Closing. The provisions of Section 7.5 shall apply to any Third Person Consents required under any Affiliate Contract or Shared Contract that is not obtained at or prior to Closing.

Section 6.3 Consultation with Works’ Council.

(a) To enable Sellers or, as the case may be, the management officers of any Millennium Inorganic Company in any country or jurisdiction outside the United States to comply with any obligations they may have under any Law or any agreement to inform and/or consult with the works’ councils or other authorized employee representative bodies or the employees of any such Millennium Inorganic Company concerning the proposed sale, direct or indirect, of such Millennium Inorganic Company to Buyer, the parties agree that Sellers shall have no obligation to sell any such Millennium Inorganic Company in any such jurisdiction to Buyer until such time as such obligations have been completed. Sellers agree to allow representatives from Buyer to participate in such information and/or consultation processes as appropriate.

(b) Sellers agree to comply with all requirements to inform and/or consult the works’ councils and any other employee representative body prior to Closing.

(c) Notwithstanding anything to the contrary in this Agreement and to ensure that the relevant works’ councils’ or representatives’ or employees’ right of information and/or consultation shall be given the fullest effect provided by Law or agreement, Buyer acknowledges and agrees that Sellers shall not be deemed to have made any final decision to proceed with the sale of any such Millennium Inorganic Company in any jurisdiction outside the United States to Buyer until such time as Sellers and/or the relevant management officers in any jurisdiction outside the United States have had the opportunity to take each affected relevant works’ councils’ or representatives’ or employees’ opinion or comments into consideration.

Section 6.4 Access.

(a) Sellers shall provide Buyer and its agents, advisors and representatives with reasonable access to the properties, personnel, documents and books and records of each of the Millennium Inorganic Companies and shall furnish such information about each of the Millennium Inorganic Companies as Buyer shall reasonably request, all upon reasonable notice to Sellers and in a manner that does not interfere in any material respect with the normal operations of the Business and subject to confidentiality and disclosure restrictions under the HSR Act and any other Antitrust Law. In addition, subject to applicable Antitrust Laws, (i) Sellers shall, and shall cause the Millennium Inorganic Companies to, provide reasonable

EXECUTION VERSION

assistance to Buyer in planning the transition of the Millennium Inorganic Companies to Buyer, (ii) in connection with the continued operation of the Business during the period commencing on the Execution Date and ending on the Closing Date, confer in good faith on a regular basis with Buyer regarding operational matters and the general status of on-going operations of the Business, and (iii) Buyer may have up to three employees on-site at the headquarters of the Business in Hunt Valley, Maryland, in which case Sellers will provide appropriate office space and other administrative support at Buyer’s expense for any out-of-pocket costs.

(b) Buyer hereby acknowledges that any access to the Physical Assets by Buyer or any representative, consultant or other Person acting by or on behalf of Buyer (“Diligence Representative”) shall be at the sole risk, cost and expense of Buyer. Buyer shall and shall ensure that each Diligence Representative complies with all safety and similar requirements customarily imposed by Sellers on their respective properties. Before and after the Closing, Buyer shall assume and indemnify, defend and hold harmless the Seller Indemnitees from and against any and all claims for personal injury, death or property damage arising out of Buyer’s or any Diligence Representative’s entry upon or access to the Physical Assets and all Losses incurred by the Seller Indemnitees with respect to each such claim, IN EACH CASE REGARDLESS OF THE NEGLIGENCE OR OTHER FAULT (OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE SELLER INDEMNITEES, MIC, MWH OR ANY EMPLOYEE OF ANY SUCH PERSON) OF THE SELLER INDEMNITEES, THE MILLENNIUM INORGANIC COMPANIES OR ANY EMPLOYEE OF ANY SUCH PERSON.

Section 6.5 Condition of the Millennium Inorganic Companies’ Assets. In consummating the purchase and the sale of the MIC Shares, the MWH II Shares and the MWH Interest contemplated hereunder, Buyer acknowledges that it will become the owner direct or indirect of each of the Millennium Inorganic Companies and their respective assets and EXCEPT FOR THE REPRESENTATIONS EXPRESSLY MADE BY SELLERS IN ARTICLE III AND ARTICLE IV, OR IN THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 9.3(A), BUYER ACCEPTS SUCH ASSETS IN THEIR AS-IS, WHERE-IS, CONDITION, WITH ALL FAULTS, WITHOUT ANY EXPRESS OR IMPLIED COVENANT, WARRANTY AS TO TITLE, CONDITION (INCLUDING ANY ENVIRONMENTAL CONDITION), MERCHANTABILITY, PERFORMANCE, FITNESS (BOTH GENERALLY AND FOR ANY PARTICULAR PURPOSE) OR OTHERWISE (WHICH WARRANTIES SELLERS HEREBY EXPRESSLY DISCLAIM), OR RECOURSE, OTHER THAN AS EXPRESSLY SET FORTH HEREIN.

Section 6.6 Independent Investigation. Buyer acknowledges and affirms that it has had full access to the extent it deems useful or necessary to all information and materials made available by Sellers and their respective Affiliates and representatives during the course of Buyer’s due diligence investigation of the Millennium Inorganic Companies. As of the Closing, Buyer will have completed its independent investigation, verification, analysis, review and evaluation of this Agreement, the Other Agreements, the Business and the Millennium Inorganic Companies as Buyer has deemed necessary or appropriate. EXCEPT FOR THE REPRESENTATIONS EXPRESSLY MADE BY SELLERS IN ARTICLE III AND ARTICLE IV, OR IN THE CERTIFICATE TO BE DELIVERED PURSUANT TO

EXECUTION VERSION

SECTION 9.3(A), BUYER ACKNOWLEDGES AND AGREES THAT (a) THERE ARE NO REPRESENTATIONS, WARRANTIES, STATEMENTS, ASSURANCES OR GUARANTEES MADE BY SELLERS, EXPRESS OR IMPLIED, AS TO (i) THE ASSETS OF THE MILLENNIUM INORGANIC COMPANIES, OR (ii) THE LIABILITIES, BUSINESS, RESULTS OF OPERATIONS, CONDITION (FINANCIAL, ENVIRONMENTAL OR OTHERWISE) OR PROSPECTS RELATING TO THE BUSINESS, AND THAT IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE PURCHASE OF THE MIC SHARES, THE MWH II SHARES AND THE MWH INTEREST, BUYER HAS RELIED AND WILL RELY SOLELY UPON ITS OWN INDEPENDENT INVESTIGATION, VERIFICATION, ANALYSIS AND EVALUATION; (b) SELLERS DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION ORALLY OR IN WRITING MADE OR COMMUNICATED TO BUYER INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYER BY SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES, INCLUDING (i) ANY MODELS PROVIDED BY SELLERS, WHICH HAVE BEEN PROVIDED FOR ILLUSTRATION PURPOSES ONLY, (ii) ANY OTHER INFORMATION PROVIDED IN THE CONFIDENTIAL INFORMATION MEMORANDUM DATED NOVEMBER 1, 2006, AS SUPPLEMENTED TO THE DATE OF THIS AGREEMENT, (iii) ANY CORRESPONDENCE FROM SELLERS OR CITIGROUP OR ANY OF THEIR RESPECTIVE AFFILIATES, (iv) ANY PRESENTATION BY THE MANAGEMENT OF ANY OF SELLERS OR THEIR RESPECTIVE AFFILIATES, AND (v) ANY INFORMATION MADE AVAILABLE TO BUYER, OR STATEMENTS, MADE TO BUYER DURING SITE OR OFFICE VISITS, IN ANY DATA ROOM OR MANAGEMENT PRESENTATION; (c) NEITHER SELLERS NOR ANY OF THEIR RESPECTIVE AFFILIATES HAS MADE, AND SELLERS HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS (BOTH GENERALLY AND FOR A PARTICULAR PURPOSE), OR CONFORMITY TO MODELS OR SAMPLES AND ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, RELATING TO MILLENNIUM INORGANIC COMPANIES OR THEIR RESPECTIVE ASSETS; AND (d) SELLERS DO NOT MAKE ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE USE OR CONDITION (INCLUDING ENVIRONMENTAL USE OR CONDITION), THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON OR UNDER ANY PORTION OF THE PHYSICAL ASSETS, COMPLIANCE WITH APPLICABLE STATUTES, LAWS, CODES, ORDINANCES, REGULATIONS OR REQUIREMENTS RELATING TO LEASING, ZONING, SUBDIVISION, PLANNING, LAND USE, BUILDING, FIRE, SAFETY, HEALTH OR ENVIRONMENTAL MATTERS, COMPLIANCE WITH COVENANTS, CONDITIONS AND RESTRICTIONS (WHETHER OR NOT OF RECORD), OTHER INTERNATIONAL, NATIONAL, REGIONAL, FEDERAL, STATE, PROVINCIAL OR LOCAL REQUIREMENTS OR OTHER STATUTES, LAWS, CODES, ORDINANCES, REGULATIONS OR REQUIREMENTS, INCLUDING ENVIRONMENTAL LAWS AND PERMITS.

EXECUTION VERSION

Section 6.7 Supplement to Schedules.

(a) If, prior to the Closing Date, Buyer obtains actual knowledge of a material breach of any of Sellers’ representations, warranties or covenants contained in this Agreement, Buyer shall notify Sellers in writing of such information within ten days prior to the Closing Date, so that Sellers may have an opportunity to cure such breach prior to the Closing Date and, if so cured, then such breach shall be considered not to have occurred for all purposes of this Agreement. To the extent Sellers had actual knowledge, prior to the Closing, of any material breach for which Buyer failed to deliver the notice required under this Section 6.7, Sellers agree not to make a Claim for indemnification under this Agreement for Buyer’s failure to provide such notice.

(b) Sellers will, if necessary, from time to time prior to the Closing, by written notice to Buyer, supplement or amend the Disclosure Schedules to correct any matter that would constitute a breach of any representation or warranty of Sellers in ARTICLE III or ARTICLE IV. For purposes of determining whether Buyer has a Claim for indemnification under Section 11.2, the Disclosure Schedules shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any supplement or amendment thereto, except any supplement or amendment that reflects actions taken by Sellers and its Affiliates in the ordinary course of business consistent with past practice and in compliance with Law that are permitted to be taken under Section 6.1.

Section 6.8 Interim Financials.

(a) No later than 15 days following the end of each calendar month subsequent to the Execution Date and prior to the Closing Date, Sellers shall deliver to Buyer a Monthly Report.

(b) Within 45 days following the end of each quarterly accounting period starting with the period ending March 31, 2007, Sellers shall provide to Buyer an unaudited combined consolidated balance sheet, income statement and statement of cash of MIC and MWH together with their respective consolidated subsidiaries as of the respective dates thereof and for the periods covered thereby, in accordance with GAAP on a basis consistent with the audited Financial Statements, except that such statements will not include any notes required by GAAP and are subject to any period-end audit adjustments. Notwithstanding the foregoing, Sellers shall be under no obligation to provide such financial statements if the due date for such financial statements is after the Closing Date.

(c) As soon as practicable following the Execution Date, Sellers shall deliver to Buyer the audited combined consolidated Financial Statements of MIC and MWH as of and for the fiscal year ended December 31, 2006.

Section 6.9 Terminated Agreements. Sellers shall, and shall cause their Affiliates to, take all actions necessary to terminate, at or prior to Closing, the Terminated Agreements and remove any Lien on any of the Assets arising out of or relating to the Terminated Agreements.

Section 6.10 Affiliate Indebtedness. At or prior to the Closing, Sellers and their Affiliates (other than the Millennium Inorganic Companies) shall (a) either capitalize or cause

EXECUTION VERSION

each Millennium Inorganic Company to settle by cash payment any net indebtedness of such Millennium Inorganic Company to Sellers or to any of their Affiliates (other than the Millennium Inorganic Companies) and (b) repay any net indebtedness of Sellers or any of their Affiliates to each Millennium Inorganic Company or cause such net indebtedness to be distributed to Sellers or its Affiliates, as the case may be.

Section 6.11 Exclusive Nature of Agreement. Prior to the Closing, or such earlier date on which this Agreement is terminated in accordance with its terms, Sellers and their respective officers, employees, agents and representatives will not, directly or indirectly, solicit from any Person, or otherwise encourage any Person to make, any inquiries or proposals, or furnish information, relating to the acquisition, in whole or in part, of the assets or securities of the Millennium Inorganic Companies (an “Acquisition Proposal”) or engage in any negotiations or enter into any agreement or understanding with any Person (other than Buyer) regarding an Acquisition Proposal. Sellers will not furnish any information concerning the Millennium Inorganic Companies to any Person other than Buyer for the purpose of, or with the intent of, permitting such Person to evaluate a possible Acquisition Proposal. Sellers will notify Buyer promptly following the receipt of any unsolicited Acquisition Proposal and will disclose the terms of the Acquisition Proposal to Buyer.

Section 6.12 Sellers’ Guarantees; Letters of Credit.

(a) At or prior to Closing, Buyer shall use its commercially reasonable efforts to cause Sellers and their Affiliates (other than any Millennium Inorganic Company) who are parties to the guarantees set forth in Schedule 6.12(a) (the “Seller Guarantees”) to be fully released and discharged with respect thereto, in each case, as of the Closing Date. With respect to any Seller Guarantees that are not fully released and discharged as of the Closing Date, Buyer and Sellers shall work together in good faith and shall use their respective commercially reasonable efforts to replace such Seller Guarantees and cause Sellers to be fully released and discharged therefrom as promptly as practicable following the Closing. Following the Execution Date and prior to Closing, if Sellers enter into any guarantees, indemnities, letters of credit, letters of comfort or similar obligations that would have been “Seller Guarantees” had they been entered into on or prior to the Execution Date and the entry into which is either permitted under Section 6.1 or shall have been approved in writing by Buyer shall be deemed to be “Seller Guarantees” and shall be deemed to be included in Schedule 6.12(a) for all purposes of this Agreement.

(b) At or prior to Closing, Buyer shall (i) cause each letter of credit issued under the Senior Secured Credit Facility or the U.K. Receivables Agreement (each such term being defined in Schedule 1.1(f)) for the account of or on behalf of any Millennium Inorganic Company and outstanding on the Closing Date to be terminated and returned to the issuer thereof, and Sellers shall use their reasonable best efforts to assist Buyer in causing such termination and return, including, without limitation, coordinating with the beneficiaries of such letters of credit the replacement of such letters of credit with letters of credit obtained by Buyer. At or prior to Closing, Buyer shall provide to the Sellers reasonably satisfactory evidence of the termination and return of such letters of credit.

EXECUTION VERSION

ARTICLE VII

POST-CLOSING COVENANTS AND EMPLOYEE MATTERS

Section 7.1 Employee Matters.

(a) Schedule 7.1(a) sets forth a list of all employees of the Millennium Inorganic Companies. Subject to Buyer’s additional obligations in clause (e) of this Section 7.1, from and after the Closing Date to the end of the twelve month period following the Closing Date, Buyer shall cause the Millennium Inorganic Companies to provide (unless terminated for cause) to all employees of each of the Millennium Inorganic Companies, including employees who are receiving disability benefits or are on family, medical, administrative, military, or any other type of leave that entitles such employee to reinstatement upon completion of the leave under the applicable leave policies of the Millennium Inorganic Companies, compensation and benefits that are substantially similar in the aggregate to the compensation provided to such employees as of the Execution Date and benefits substantially similar in the aggregate to those provided to such employees under the Millennium Inorganic Company Plans and Affiliate Benefit Plans.

(b) After the Execution Date, Buyer may interview and offer regular employment with the Millennium Inorganic Companies to any of the Loaned Employees, Shared Employees or Former Employees that Buyer wishes the Millennium Inorganic Companies to employ after the Closing Date, provided that any such offer is contingent upon the Closing having occurred and shall expire on the Closing Date or, if the Closing has occurred, the 60th day after the Execution Date. Sellers agree to provide Buyer with such information as Buyer shall reasonably request regarding the period of service, compensation, positions held, reporting responsibility and other information that the Sellers and Buyer mutually agree to be relevant with respect to the employment history of the Loaned Employees, Shared Employees or Former Employees.

(c) Except as provided in Section 7.1(b), for a period of two years after the Closing Date, Buyer agrees not to solicit, engage or employ, or cause an Affiliate of Buyer to solicit, engage or employ, any of Sellers’ or their respective Affiliates’ (excluding any Millennium Inorganic Company) employees, including any Loaned Employee, Shared Employee or Former Employee who did not accept Buyer’s offer pursuant to Section 7.1(b), for performance of duties for Buyer as an employee or contractor of Buyer or of an Affiliate of Buyer. For a period of two years after the Closing Date, each of Lyondell and Sellers agrees not to solicit, employ or engage, or permit any of their respective Affiliates to solicit, employ or engage, any Transferred Employee for performance of duties for any of those entities whether as an employee or contractor of Lyondell or Sellers or of an Affiliate of Lyondell or Sellers. Notwithstanding the foregoing, nothing herein shall (i) prevent any party to this agreement from employing any such person who contacts such party on his or her own initiative without any direct or indirect solicitation by or encouragement from such party or (ii) apply to solicitations made to the public or the industry generally or at the initiative of a bona fide search firm. Either party may agree upon written request from the other party to waive the application of this Section 7.1(c).

EXECUTION VERSION

(d) Each Transferred Employee shall be credited under Buyer Plans with all years of service for which such Transferred Employee was credited with under any comparable Millennium Inorganic Company Plan or Affiliate Benefit Plan in which such Transferred Employee participated before the Closing Date, including service for eligibility, vesting, participation and early retirement; provided, however, that the Millennium Inorganic Companies shall not be required to duplicate any benefit which such Transferred Employee has accrued as of the Closing Date under a Millennium Inorganic Company Plan or Affiliate Benefit Plan. Buyer shall amend or cause to be amended the Buyer Plans or programs to the extent necessary to recognize all service and plan participation recognized under Buyer Plans for purposes of determining benefit eligibility, early retirement eligibility, participation and vesting with respect to the Transferred Employees.

(e) From the Closing through December 31, 2007, Buyer shall either (i) continue to maintain and honor and cause each of the Millennium Inorganic Companies to maintain and honor all bonus plans set forth on Schedule 4.15(a) or (ii) provide benefits to each Transferred Employee under Buyer’s bonus plan, provided that the benefits provided under Buyer’s plan are substantially similar in the aggregate to the benefits such Transferred Employee would have received for the year ending December 31, 2007 under the bonus plans set forth on Schedule 4.15(a). Buyer shall cause the Millennium Inorganic Companies to pay all bonus amounts due under the bonus plans referenced in this Section 7.1(e) pursuant to the objective formulae set forth therein no later than February 29, 2008.

(f) Buyer agrees to cause the Millennium Inorganic Companies to maintain and honor each of the retention arrangements set forth in Schedule 7.1(f), including the Millennium Inorganic Chemicals Key Employee Retention Incentive Program.

(g) A Transferred Employee’s unused vacation and short-term leave entitlement prior to the Closing Date under the vacation or short term leave policy applicable to such Transferred Employee immediately prior to the Closing Date shall be recognized by Buyer and its Affiliates following the Closing Date; provided, however, that (i) each Transferred Employee’s ability to carry unused vacation forward into the calendar year 2008 shall be subject to the terms of Buyer’s vacation and short-term leave policy, (ii) each Transferred Employee’s accrual of or entitlement to additional vacation or short-term leave shall be governed by the terms of Buyer’s vacation and short-term leave policy, and (iii) nothing in this subsection will be construed to conflict with or supersede any employee’s vacation entitlement pursuant to any collective bargaining agreement, as otherwise required by Law or any other provision of this Section 7.1.

(h) In the event that any Transferred Employee is terminated (other than for cause) within the twelve month period beginning on the Closing Date, Buyer will cause the Millennium Inorganic Companies to provide such terminated Transferred Employee with severance payments and benefits at least equal to the severance payments and benefits provided under Benefit Plans sponsored, maintained, or contributed to by the Millennium Inorganic Companies, as applicable, as of the Closing Date, which are limited to the severance benefits under the plans set forth on Schedule 7.1(h).

EXECUTION VERSION

(i) Buyer shall provide any notice required under the United States Worker Adjustment and Retraining Notification Act or any other Law with respect to the transactions contemplated by this Agreement. Buyer shall cause the Millennium Inorganic Companies to pay all severance payments, damages for wrongful dismissal and related costs with respect to the termination of any Transferred Employee after the Execution Date, including any severance payments under Buyer Plans regarding severance.

(j) Effective as of the Closing Date, Buyer shall, subject to obtaining any required consents, cause a Millennium Inorganic Company, to assume the collective bargaining agreements set forth on Schedule 4.16(b), become the successor employer thereunder and comply with and be solely responsible for all obligations expressly provided thereunder with respect to the Transferred Employees. Promptly after the Execution Date, Buyer shall communicate with each union that is a party to the collective bargaining agreements. Sellers and Buyer shall use their reasonable best efforts to obtain any required consents for the assumption of the collective bargaining agreements set forth on Schedule 4.16(b); provided, that in no event shall Buyer be obligated to pay any amounts or make any other financial concessions to obtain any such required consents.

(k) Buyer shall cause the MIC to continue to maintain, as sponsoring employer, the Millennium Inorganic Chemicals Hourly Employees Retirement Plan, and the Millennium Inorganic Chemicals Hourly Employees Retirement Plan shall not, at the Closing Date, include retirement obligations, assets and liabilities attributable to the St. Helena Employees. The assets and liabilities attributable to the St. Helena Employees that are spun off from the Millennium Inorganic Chemicals Hourly Employees Retirement Plan shall be determined according to Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1, Section 208 of ERISA and the assumptions and valuation methodology which the Pension Benefit Guaranty Corporation would have used under Section 4044 of ERISA as of the date of the spin-off, and Sellers agree to provide Buyer with such information as Buyer shall reasonably request regarding the assets and liabilities attributable to the St. Helena Employees and the spin-off methodology.

(l) Effective as of the Closing Date, Buyer shall take all action necessary and appropriate to cause the Transferred Employees located in the United States of America (“U.S. Transferred Employees”) who are not subject to a collective bargaining agreement, to be covered in defined benefit pension plans and/or defined contribution pension plans which provide a benefit that is substantially comparable to the benefit provided under those Millennium Inorganic Company Benefit Plans and Affiliate Benefit Plans in which U.S. Transferred Employees participated while employed by the Millennium Inorganic Companies. Effective on transfer of associated assets, Buyer shall, or shall cause the Millennium Inorganic Companies to, assume and maintain all existing retirement liabilities and obligations for U.S. Transferred Employees and former employees of the Millennium Inorganic Companies (“Covered Employees”) who participate in the Millennium Chemicals Inc. Consolidated Pension Plan. Seller’s actuary shall calculate the liabilities and assets allocable to Covered Employees’ in the Millennium Chemicals Inc. Consolidated Pension Plan (whether vested or unvested) as of the Closing Date according to Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1, Section 208 of ERISA and the assumptions and valuation methodology which the Pension Benefit Guaranty Corporation

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would have used under Section 4044 of ERISA as of the Closing Date, subject to the review of Buyer’s actuary. Within 120 days after the Closing Date, or such other date as agreed by Buyer and Sellers, Sellers will cause assets to be transferred from Seller’s trust to the trust maintained by Buyer, or a Millennium Inorganic Company, to fund the liabilities allocable to Covered Employees, according to the Seller’s actuary’s calculation, subject to the review of Buyer’s actuary, as adjusted to reflect the pro rata share of actual investment earnings or losses allocable to the assets and the amount of any benefit payments made to Covered Employees from the Closing Date to the date of transfer.

(m) Buyer shall assume and maintain, or shall cause the Millennium Inorganic Companies to assume and maintain, all existing retirement liabilities and obligations for U.S. Transferred Employees of the Millennium Inorganic Companies who participate in the Millennium Inorganic Chemicals Supplemental Executive Retirement Plan and the Millennium Transferred Employees Retirement Plan.

(n) All amounts owed to a Transferred Employee under the Millennium America Holdings Inc. Supplemental Savings and Investment Plan or the Millennium Chemicals Inc. Savings and Investment Plan shall be paid in accordance with the terms of such plans, and the Buyer will not assume any liability under the Millennium America Holdings Inc. Supplemental Savings and Investment Plan or the Millennium Chemicals Inc. Savings and Investment Plan; provided, however, Buyer agrees that U.S. Transferred Employees may direct a rollover from the Millennium Chemicals Inc. Savings and Investment Plan to qualified plans maintained by Buyer or a Millennium Inorganic Company.

(o) Nothing in this Agreement (including this Section 7.1 of this Agreement) shall confer any rights as a third party beneficiary or otherwise on any Transferred Employee, former employee of the Millennium Inorganic Companies, or participant or beneficiary in any Millennium Inorganic Company Plan or Affiliate Benefit Plan. Nothing in this Agreement (including this Section 7.1 of this Agreement) shall amend or be construed as an amendment to any Millennium Inorganic Company Plan or Affiliate Benefit Plan or shall provide participants in any Millennium Inorganic Company Plan or Affiliate Benefit Plan with any rights in addition to their rights under the terms of such plans and applicable Law. Nothing in this Agreement (including this Section 7.1 of this Agreement) shall prevent Buyer from amending or terminating any Millennium Inorganic Company Plan or require Buyer to continue providing any benefit or type of benefit after the first anniversary of the Closing Date.

(p) Buyer will assume and maintain, or cause the Millennium Inorganic Companies to assume and maintain, as the sponsoring employer, all existing retirement and life insurance liabilities, trust agreements and obligations in respect to all Transferred Employees, other than U.S. Transferred Employees, consistent with the Law of the countries governing those arrangements (the “Non-U.S. Benefit Plans”). As soon as practicable after the Closing Date, Sellers will deliver to Buyer plan assets of the Non-U.S. Benefit Plans, if applicable, to the relevant pension and investment vehicles as directed by Buyer or, where applicable, by the Transferred Employees. Plan assets for the Non-U.S. Benefit Plans will be determined by Sellers’ retained actuary, in accordance with the laws of the respective countries governing the Non-U.S. Benefit Plans. Buyer agrees to the specific funding requirements set forth on Schedule 7.1(p).

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Section 7.2 Insurance.

(a) Buyer acknowledges and agrees that as of and after the Closing, Buyer shall be responsible for all insurance coverage for the Assets and the Business, and that neither Sellers nor any of their Affiliates shall be responsible for providing insurance coverage for the Assets or the Business, and that all such coverage currently provided by Sellers or their Affiliates, including coverage under any owner controlled insurance programs, shall be canceled at the Closing. Notwithstanding the foregoing, Sellers shall retain all benefits under all (i) contracts of insurance issued prior to the Closing Date and providing coverage to the Millennium Inorganic Companies, including contracts of insurance issued to any current or former parent or affiliate of the Millennium Inorganic Companies or the predecessors-in-interest of the foregoing specified entities, and (ii) rights of the Millennium Inorganic Companies to the contracts of insurance specified in clause (i) above.

(b) As of the Closing and thereafter, Buyer shall obtain and maintain workers compensation insurance, commercial general liability insurance and excess umbrella insurance with such limits and endorsements sufficient to satisfy the Buyer’s obligations to supply insurance for any contractor as part of the owner controlled insurance programs contained in those third party vendor contracts assumed by Buyer containing such a program.

Section 7.3 Further Assurances. Sellers and Buyer agree that from time to time after the Closing Date they will execute and deliver, and will cause their respective Affiliates to execute and deliver, such further instruments, and take, and cause their respective Affiliates to take, such other actions as may be reasonably necessary to carry out the purposes and intents of this Agreement and the Other Agreements.

Section 7.4 Change of Name.

(a) Buyer shall cause each of the Millennium Inorganic Companies to change their names to names that do not include, and are not similar to, the name “Millennium” no later than 30 days after the Closing Date.

(b) Subject to Buyer’s permitted use of the name “Millennium Inorganics” as provided in the License Agreement, Buyer shall cause each Millennium Inorganic Company to cease using the name “Millennium” or any confusingly similar name in its business no later than 60 days after the Closing Date; provided, however, no Millennium Inorganic Company shall be required to remove the “Millennium” name from any products or product components that are in inventory as of the Closing.

Section 7.5 Third Person Consents Not Obtained at Closing.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any Affiliate Contract or any Shared Contract or any benefit arising under or resulting from such Affiliate Contract or Shared Contract

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(to the extent related to the Business) if an attempted assignment thereof, without a required Third Person Consent or Authorization, would constitute a breach or other contravention of the rights of such third Person, would be ineffective with respect to any party to an agreement concerning such Affiliate Contract or Shared Contract, would violate or otherwise is not permitted by Law or would in any way adversely affect the rights of Sellers or, upon transfer, of Buyer under or in respect of such Affiliate Contract or Shared Contract. If any transfer or assignment by Sellers to, or any assumption by Buyer of, any interest in, or obligation under, any Affiliate Contract or Shared Contract, requires any Third Person Consent or Authorization, then no such assignment or assumption shall be made without such Third Person Consent or Authorization being obtained. To the extent any Affiliate Contract or Shared Contract (to the extent related to the Business) may not be assigned to Buyer by reason of the absence of any such Third Person Consent or Authorization, Buyer shall not be required to assume any obligations arising under such Affiliate Contract or Shared Contract; provided, however, that upon the receipt of any such Third Person Consent or Authorization after the Closing, such Affiliate Contract or Shared Contract shall be assigned to Buyer and Buyer shall assume such Affiliate Contract or Shared Contract (but only to the extent related to the Business).

(b) If any such Third Person Consent or Authorization is not obtained prior to the Closing Date, Sellers shall, to the extent not prohibited by the terms of any applicable Affiliate Contract, Shared Contract or Law and until the receipt of such Third Person Consent or Authorization, hold the Affiliate Contract or Shared Contract (to the extent related to the Business), subject to such Third Person Consent or Authorization, together with any proceeds therefrom, in trust for Buyer. Sellers and Buyer shall cooperate (each at its own expense) in any lawful and reasonable arrangement reasonably proposed by Buyer under which Buyer shall obtain to the extent practicable the economic Claims, rights and benefits related to such Affiliate Contract or Shared Contract (to the extent related to the Business), with respect to which the Third Person Consent or Authorization has not been obtained in accordance with this Agreement. Such reasonable arrangement may include (i) the subcontracting, sublicensing or subleasing to Buyer of any and all rights of Sellers against the other party to such third-party agreement arising out of a breach or cancellation thereof by the other party and (ii) commercially reasonable efforts by Sellers to enforce such rights. If Buyer is able to receive the economic Claims, rights and benefits under such Affiliate Contract or Shared Contract (to the extent related to the Business), such economic Claims, rights and benefits shall constitute an Asset, and the obligations, if any, related to such economic Claims, rights and benefits under such Asset shall constitute obligations of the Buyer.

Section 7.6 Mandatory Tender Offer. Unless Buyer receives an exemption therefrom, Buyer shall (a) timely file, make and complete a public or, if specifically authorized by the CVM in writing, private tender offer to all of the shareholders of Millennium Inorganic Chemicals do Brasil S.A. (other than an affiliate of Sellers) in compliance with all terms and conditions set forth in Section 254-A of the Brazilian Corporations Law (Law No. 6.404, of December 15, 1976, as amended), the applicable rules issued by CVM and the bylaws of Millennium Inorganic Chemicals do Brasil S.A. (“Mandatory Tender Offer”), and (b) timely comply with all additional requirements (including disclosure requirements) imposed by any Law to which Millennium Inorganic Chemicals do Brasil S.A. is subject and all additional requirements that may be imposed by CVM, by any Governmental Authority or by the competent stock exchange market

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as a result of the transactions set forth in this Agreement. The parties to this Agreement agree that the filing, completion and outcome of the Mandatory Tender Offer shall be entirely for the risk and account of Buyer, and that Sellers will not in any way be held liable to Buyer in connection thereto. All costs and expenses incurred in connection with the Mandatory Tender Offer, including all costs and expenses associated with the preparation or submission of any documentation required for the Mandatory Tender Offer will be borne by Buyer.

Section 7.7 Non-Competition.

(a) Except as provided in Section 7.7(b) or pursuant to the terms of the Transition Services Agreement or the Research and Development Agreement, for a period from the Closing Date until the fifth anniversary of the Closing Date (the “Restricted Period”), Lyondell shall not (nor shall it cause or permit any of its Affiliates to), establish a titanium dioxide business, including ultrafine TiO2 and TiCl4, or engage in the manufacture or distribution of titanium dioxide, including ultrafine TiO2 and TiCl4, in any region of the world (a “Restricted Business”).

(b) Nothing in Section 7.7(a), shall prevent Lyondell and its Affiliates from acquiring, directly or indirectly, an equity interest in or the assets of any Person the ownership of which would otherwise violate the provisions in Section 7.7(a), provided that Lyondell (or any of its Affiliates) acquires the Restricted Business as part of a larger acquisition, merger or consolidation, and the Restricted Business did not constitute more than 30% of the acquired Person’s consolidated revenue for the most recently completed fiscal year.

(c) For the avoidance of doubt, Section 7.7(a) shall not apply to the operation or management of any Restricted Business acquired in compliance with the provisions of Section 7.7(b) during the Restricted Period, and Lyondell is permitted to employ any of its or its Affiliates’ consultants, contractors or employees in the management or operation of such Restricted Business, regardless of such consultant’s, contractor’s or employee’s prior involvement in, or familiarity with, the Business. Notwithstanding the foregoing, Lyondell shall not (nor shall it cause or permit any of its Affiliates, consultants, contractors or employees to) use any of the confidential information of the Business (including customer lists and Intellectual Property), in the management or operation of any Restricted Business or otherwise.

(d) At no time following the Closing will Lyondell or any of its Affiliates use or permit any third Person to use the name “Millennium” or related logos in connection with any inorganic chemicals business, except to the extent required by Law, including any filing with the United States Securities and Exchange Commission.

(e) The parties agree and acknowledge that Buyer would not have an adequate remedy at law for the breach or threatened breach by Lyondell or any of its Affiliates of the covenants and agreements set forth in this Section 7.7 and, accordingly, Sellers further agree that Buyer may, in addition to the other remedies which may be available to it under this Agreement, obtain equitable relief.

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Section 7.8 Repayment of Certain Obligations. Sellers agree at or prior to the Closing to pay in whole all amounts due under the agreements set forth on Part I of Schedule 7.8. After the Closing, Sellers and their Affiliates shall use their reasonable best efforts to pay off all amounts due under the notes set forth on Part II of Schedule 7.8.

ARTICLE VIII

TAX MATTERS AND INDEMNIFICATION

Section 8.1 Preparation and Filing of Tax Returns.

(a) Lyondell or Sellers, as applicable, shall timely prepare and file, or cause to be timely prepared and filed, on a basis consistent with past practice (except as required by Law or a Final Determination), all Tax Returns required to be filed by or with respect to the Millennium Inorganic Companies (i) in the case of United States Income Tax Returns, for any taxable period that ends on or prior to the Closing Date, and (ii) in the case of Other Tax Returns, that have not yet been filed and are due (taking into account extensions properly obtained) on or before the Closing Date, and in all cases Sellers shall remit or cause to be remitted any Taxes shown as due in respect of such Tax Returns. Lyondell shall include the income of MIC and its United States subsidiaries (including any deferred items triggered into income by Treasury Regulations Section 1.1502-13 and any excess loss account taken into income under Treasury Regulations Section 1.1502-19) on Lyondell’s consolidated United States federal Income Tax Returns for all periods through the Closing Date and pay any United States federal Income Tax attributable to such income. For all taxable periods ending on or before the Closing Date, Lyondell shall cause MIC and its eligible subsidiaries to join in Lyondell’s consolidated United States federal Income Tax Return. Sellers shall allow Buyer to review any Other Tax Returns relating to the Millennium Inorganic Companies required to be filed on or before the Closing Date at Sellers’ offices in Houston, Texas, during normal business hours prior to filing such Tax Returns.

(b) Buyer shall timely prepare, or cause to be prepared, on a basis consistent with past practice (except as required by Law or a Final Determination), (i) all Tax Returns (other than United States Income Tax Returns) with respect to the Millennium Inorganic Companies for any period ending on or before the Closing Date that are due after the Closing Date and have not been filed on or prior to the Closing Date and (ii) all Tax Returns with respect to the Millennium Inorganic Companies for any Straddle Period. Buyer shall present each such Tax Return to Sellers for review and approval at least 75 days before the date on which such Tax Return is required to be filed (or, if later, within 5 days after the Closing Date). If at least 45 days prior to the latest date for the filing of such Tax Return (or, if later, within 10 days after the Closing Date), Sellers and Buyer cannot agree upon the final form and content of such Tax Return, any disagreement with respect to such Tax Return shall be resolved, at least 5 days before the last day for the filing of such Tax Return (or, if later, within 12 days after the Closing Date), by Ernst & Young LLP (which Sellers and Buyer each represent and warrant are independent of such party), or such other independent registered public accounting firm as Sellers and Buyer shall mutually agree. The resolution of such accounting firm shall be final and binding on the parties and the Millennium Inorganic Companies without any further adjustment. Such Tax Return shall be revised to reflect the resolution of such accounting firm and, once

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revised, shall be final and binding on the parties without any further adjustment. The costs, expenses and fees of such accounting firm shall be borne equally by Sellers and Buyer. Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns with respect to the Millennium Inorganic Companies, provided that Sellers shall pay Buyer, no later than two days prior to the date such Taxes are due (or, if later, within 15 days after the Closing Date), an amount equal to the amount of such Taxes that are attributable to the Pre-Closing Tax Period and were not paid or accrued at or prior to the Closing or taken into account in determining the Closing Date Net Working Capital Adjustment. In the case of any Straddle Period, (i) all Income Taxes shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period on a closing of the books basis and (ii) the portion of any such Taxes that are not Income Taxes that is attributable to the Pre-Closing Tax Period shall be the amount of such Taxes multiplied by a fraction, the numerator of which is the number of days during the relevant Pre-Closing Tax Period and the denominator of which is the total number of days in the relevant taxable period.

(c) Buyer shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns required to be filed by or with respect to the Millennium Inorganic Companies for any taxable period that begins after the Closing Date.

(d) Without the written consent of Sellers (which consent shall not be unreasonably withheld), Buyer will not, and will cause its Affiliates not to, file any amended United States Income Tax Returns, carry-back claim, or other adjustment relating to Taxes or take any other action with respect to Taxes relating to the Millennium Inorganic Companies for, or to, any taxable period that ends on or before the Closing Date or any Straddle Period, in each case except as required by a Final Determination.

Section 8.2 Cooperation. Sellers and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees and other representatives reasonably to cooperate, in preparing and filing all Tax Returns required to be filed under Section 8.1, in claiming any Tax Refunds and in resolving or managing all disputes or audits with respect to all taxable periods relating to Tax Returns or Taxes required to be filed or paid by or with respect to the Millennium Inorganic Companies and in any other matters relating to Taxes required to be paid by or with respect to the Millennium Inorganic Companies, including (a) by maintaining, subject to the other terms of this Agreement, and making available to each other all books and records and all relevant correspondence with Governmental Authorities in connection with Tax Returns or Taxes required to be filed or paid by or with respect to the Millennium Inorganic Companies, (b) by promptly informing each other of notices of any Tax audit or other Tax proceeding in respect of which one or more of the parties or any of its Affiliates may have a liability, (c) by executing any reasonably necessary powers of attorney and (d) by Buyer providing Sellers with any purchase appraisal information that Buyer has prepared or caused to be prepared and that is relevant to the Section 338(g) Elections. Promptly following the Closing, Sellers shall provide to the Buyer (i) any formal, signed written opinion on the letterhead of a law firm or accounting firm relating to any “tax shelter” as defined in Section 6662(d)(2)(C)(ii) of the Code relating to or involving any Millennium Inorganic Company involving issues that may affect the Millennium Inorganic Companies in any Post-Closing Tax Period and (ii) all transfer pricing analyses, studies and other documentation involving any Millennium Inorganic Companies that any member of the Seller Company Group has produced or has obtained from any outside consultant.

EXECUTION VERSION

Section 8.3 Transfer Taxes. Sellers, on the one hand, and Buyer, on the other hand, shall share equally all documentary, sales, use, real property transfer, real property gains, registration, value added, transfer, stamp, recording and similar Taxes, fees and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). Sellers and Buyer shall be responsible for jointly preparing and timely filing (and cooperating with one another in preparing and filing) any Tax Returns required with respect to any such Transfer Taxes. The party responsible under the applicable Transfer Tax law for paying a Transfer Tax (the “Transfer Tax Party”) shall make due and timely payment of the Transfer Tax to the applicable Taxing Authority, provided that the other party pays the Transfer Tax Party, no later than two Business Days prior to the date such Transfer Tax is due, such other party’s 50% share of such Transfer Tax. The Transfer Tax Party will provide the other party a true copy of each such Tax Return as filed and evidence of the timely filing thereof. Buyer and Sellers shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees and other representatives reasonably to cooperate, (i) to minimize, to the extent legally permissible, any Transfer Taxes and (ii) to correct any stamp duty or other Tax reporting deficiencies that may have occurred in connection with any transactions involving the Millennium Inorganic Companies during any Pre-Closing Tax Period.

Section 8.4 FIRPTA Certificate. Sellers shall deliver to Buyer at the Closing, pursuant to Section 1445(b)(2) of the Code and Treasury Regulation § 1.1445-2(b)(2), a duly executed certification of non-foreign status of MWH I and Millennium America Inc., a Delaware corporation and the owner of 100% of the outstanding interests in OPCO.

Section 8.5 Tax Sharing Arrangements. Sellers shall cause the provisions of any Tax Sharing Arrangement between the Millennium Inorganic Companies and any of their respective Subsidiaries, on the one hand, and Sellers or any of their respective Affiliates (other than the Millennium Inorganic Companies and their respective Subsidiaries), on the other hand, to be terminated with respect to the Millennium Inorganic Companies and any of their respective Subsidiaries as of the Closing Date, and any such Tax Sharing Arrangements shall have no further effect with respect to the Millennium Inorganic Companies and any of their respective Subsidiaries for any taxable year or period (whether current, future or past).

Section 8.6 Tax Refunds. Sellers shall be entitled to any Tax Refund resulting from any Final Determination regarding Taxes of or with respect to the Millennium Inorganic Companies for any Pre-Closing Tax Period (except to the extent such Taxes have been actually borne by Buyer or its Affiliates, by inclusion in the determination of Net Working Capital, by VAT Accruals, or otherwise). After the Closing Date, if any such Tax Refund is received by the Millennium Inorganic Companies, Buyer or any of its Subsidiaries or Affiliates, Buyer shall forward any such Tax Refund to Sellers (including any interest actually received) within ten days after receipt thereof. Buyer shall pay Sellers interest at the rate prescribed under Section 6621(a)(1) of the Code, compounded daily, on any amount not paid when due in accordance with the foregoing sentence. Buyer shall be entitled to any Tax Refund resulting from any Final

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Determination regarding Taxes of or with respect to the Millennium Inorganic Companies for any Post-Closing Tax Period (except to the extent such Taxes have been actually borne by Sellers or their Affiliates). After the Closing Date, if any such Tax Refund is received by Sellers or any of their respective Subsidiaries or Affiliates, Sellers shall forward any such Tax Refund to Buyer (including any interest actually received) within ten days after receipt thereof. Sellers shall pay Buyer interest at the rate prescribed under Section 6621(a)(1) of the Code, compounded daily, on any amount not paid when due in accordance with the foregoing sentence. Sellers, on the one hand, and Buyer on the other hand shall share equally in any Tax Refunds with respect to Transfer Taxes. If any such Tax Refund is received by a party (or any of its Affiliates), the party receiving such Tax Refund shall forward 50% of any such Tax Refund to the other party (including any interest actually received) within ten days after receipt thereof. The party receiving the Tax Refund shall pay the other party interest at the rate prescribed under Section 6621(a)(1) of the Code, compounded daily, on any amount not paid when due in accordance with the foregoing sentence.

Section 8.7 Section 338 Elections.

(a) Buyer, Lyondell and Sellers (and any necessary Affiliates thereof) will jointly make timely and irrevocable elections pursuant to Section 338(h)(10) of the Code and the Treasury Regulations thereunder (and, if permissible, under any applicable state or local Income Tax Laws) with respect to the actual or deemed purchase of the MWH II Shares, the MIC Shares and the stock of each Eligible Subsidiary, which are Millennium Pigments, Inc., a Delaware corporation, Ashco, Inc., a Delaware corporation and Millennium DNC Inc., a Delaware corporation (collectively, the “Section 338(h)(10) Elections”). Sellers, Lyondell and Buyer and their respective Affiliates shall report the transactions consistently with the requirements of the preceding sentence and shall take no position contrary thereto unless and to the extent required to do so pursuant to a Final Determination. Lyondell shall sign and provide to Buyers at Closing any Internal Revenue Service Forms 8023 to which its signature is required in order to make the Section 338(h)(10) Elections.

(b) All forms, attachments and schedules necessary to effectuate the Section 338(h)(10) Elections (including Internal Revenue Service Forms 8023 and 8883 and any similar forms under applicable state or local Income Tax Laws (the “Section 338(h)(10) Forms”)) shall be completed and executed by the parties at Closing or (with the exception of the Internal Revenue Service Forms 8023, which must be provided at Closing) as soon thereafter as practicable. Such Section 338(h)(10) Forms shall be final and binding on the parties without further adjustment. Buyer shall file the Internal Revenue Service Forms 8023 promptly after the Closing and promptly provide proof of such filing to Sellers. The party or parties responsible under Law for filing each Section 338(h)(10) Form (other than Internal Revenue Service Forms 8023) shall timely file such Section 338(h)(10) Form and promptly provide proof of such timely filing to the other party. For purposes of completing Internal Revenue Service Forms 8883 and any similar Section 338(h)(10) Forms at Closing, the parties agree that the aggregate fair market value of the tangible assets of MIC and its Subsidiaries (i) in Classes I through IV shall be the amounts used to determine Closing Date Net Working Capital and (ii) in Class V is $250,000,000. Notwithstanding the foregoing, Lyondell, Sellers and Buyer shall fully cooperate to jointly prepare and execute additional Section 338(h)(10) Forms in a timely manner as reasonably necessary with respect to subsequent adjustments of Purchase Price following the Closing.

EXECUTION VERSION

(c) Schedule 2.3 sets forth the allocation of the Purchase Price between the MIC Shares, the MWH II Shares and the MWH Interest. Any adjustments to the Purchase Price shall be allocated between the MIC Shares, the MWH II Shares and the MWH Interest as set forth in Section 2.7. Lyondell, Sellers and Buyer agree, for all Tax purposes, to allocate any adjustment to the Purchase Price attributable to the MIC Shares and the MWH II Shares in the manner required by applicable Treasury Regulations.

(d) Buyer (i) will make timely and irrevocable elections pursuant to Section 338(g) of the Code and the Treasury Regulations thereunder (and, if permissible, under any applicable state or local Income Tax Laws) with respect to the actual or deemed purchase of the interests in MWH and the stock of all MWH Subsidiaries (with the exception of Sinclair Insurance Co Ltd., a Bermuda corporation) for which such an election may be validly made, and with respect to the purchase of the stock of Millennium Inorganic Chemicals (Bermuda) Limited, a Bermuda corporation (collectively, the “Section 338(g) Elections”) and (ii) will not make any such election as to Sinclair Insurance Co Ltd. Promptly after filing each Section 338(g) Election, the Buyer shall provide proof of such timely filing to the Sellers. Buyer shall also comply with the notice requirements of Section 1.338-2(e)(4) of the Treasury Regulations (and any comparable requirements under any similar elections which are permitted under any applicable state or local Income Tax Laws). Lyondell, Sellers and Buyer and their respective Affiliates shall report the transactions consistently with the requirements of this Section 8.7(d) and shall take no position contrary thereto unless and to the extent required to do so pursuant to a Final Determination.

Section 8.8 Tax Indemnification.

(a) After the Closing, Sellers shall be liable for and pay, and Sellers shall indemnify and hold harmless Buyer and its Affiliates from and against, any and all Loss due to: (i) any Taxes imposed on or with respect to Sellers or any of their respective Affiliates (other than the Millennium Inorganic Companies), or for which Sellers or any of their respective Affiliates (other than the Millennium Inorganic Companies) may otherwise be liable, attributable to any and all taxable years or periods (excluding any United States Income Taxes of the Sellers or their Affiliates with respect to the Millennium Inorganic Companies pursuant to Sections 951 through 964 of the Code attributable to transactions or other activities of Buyer or its Affiliates entered into or occurring after the Closing); (ii) any Taxes imposed on or with respect to the Millennium Inorganic Companies attributable to any Pre-Closing Tax Period or resulting from any transaction in a Pre-Closing Tax Period (excluding Taxes attributable to transactions or other activities of Buyer or its Affiliates entered into or occurring after the Closing on the Closing Date that are not expressly contemplated by this Agreement, to the extent such transactions or activities are not entered into or do not occur in the ordinary course of business); (iii) any Income Taxes for which the Millennium Inorganic Companies may be liable as a result of having been a member of any Seller Company Group before the Closing Date (including United States Income Taxes for which the Millennium Inorganic Companies are or may be liable pursuant to Section 1.1502-6 of the Treasury Regulations or similar provisions of state or local Law as a result of

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having been a member of any Seller Company Group, and any United States Income Taxes resulting from any of the Millennium Inorganic Companies ceasing to be a member of any Seller Company Group, as the case may be); and (iv) any Taxes resulting from a breach of Sellers’ representations and warranties in Section 4.17; provided, however, that Sellers shall not be liable for or pay, and shall not indemnify or hold Buyer and its Affiliates harmless from or against, any Loss (w) due to VAT Accruals or any Taxes that are included in the determination of the amount of Closing Date Net Working Capital, (x) with respect to Millennium Inorganic Chemicals do Brazil S.A. in excess of 72% of the amount of such Loss, (y) arising from a failure by Buyer to take any reasonable actions requested by Sellers after Closing to minimize the amount of such Loss (with Sellers to reimburse Buyer for any net out of pocket costs to Buyer and its Affiliates of taking such actions) or (z) to the extent such Loss does not exceed the present value of any credit, offset, deduction or similar item to which Buyer or its Affiliates are entitled as a result of the Loss (for example, to the extent the Loss arises from a deduction being disallowed for one tax period and allowed in a later tax period or periods).

(b) After the Closing, Buyer shall be liable for and pay, and Buyer shall indemnify and hold harmless Sellers and their Affiliates from and against any and all Loss due to: (i) any Taxes imposed on or with respect to any of the Millennium Inorganic Companies attributable to any Post-Closing Tax Period; (ii) any United States Income Taxes of or with respect to the Millennium Inorganic Companies attributable to transactions or other activities of Buyer or its Affiliates entered into or occurring after the Closing on the Closing Date that are not expressly contemplated by this Agreement, to the extent such transactions or activities are not entered into or do not occur in the ordinary course of business; (iii) any United States Income Taxes of Sellers or their Affiliates with respect to the Millennium Inorganic Companies pursuant to Sections 951 through 964 of the Code attributable to transactions or other activities of Buyer or its Affiliates entered into or occurring after the Closing (excluding any such Taxes imposed as a result of the Section 338 Elections), (iv) any Taxes resulting from a breach of Buyer’s representations in Section 5.8, and (v) VAT Accruals and any Taxes that are included in the determination of the amount of Closing Date Net Working Capital. Transfer Taxes shall be governed by Section 8.3, and this Section 8.8 shall have no application to Transfer Taxes.

(c) Buyer or Sellers, as the case may be, as the indemnified party, shall promptly notify Sellers or Buyer as the indemnifying party, in writing upon receipt by the indemnified party or any of its Affiliates, of notice of any pending or threatened federal, state, local or foreign Tax audits that may give rise to an indemnification claim related to Taxes (a “Tax Controversy”) and thereafter shall promptly forward to the indemnifying party copies of notices and communications with the relevant Governmental Authority relating to such Tax Controversy; provided, however, that a failure to comply with this provision shall not affect the indemnified party’s right to indemnification hereunder except to the extent such failure materially impairs the indemnifying party’s ability to contest any such Tax liabilities. Except as provided in this Section 8.8(c), the indemnifying party may elect to control, and may elect to have sole discretion in handling, settling or contesting any audit inquiry, information request, audit proceeding, suit, contest or any other action with respect to a Tax Controversy for which it would be required to indemnify the other party, provided the indemnifying party first acknowledges in writing that it has liability for Taxes that might arise in such proceeding. Notwithstanding the foregoing, the indemnifying party shall not settle any Tax proceeding with

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respect to a Tax Controversy on a basis that would materially adversely affect the indemnified party or its Affiliates without obtaining the indemnified party’s written consent, which consent shall not be unreasonably withheld or delayed. Any out-of-pocket expenses incurred by the indemnified party in handling, settling or contesting a Tax Controversy that the indemnifying party has elected to control under this Section 8.8(c) shall be borne by the indemnified party, to the extent incurred during any period the indemnifying party is, in fact, actively contesting such Tax Controversy. Sellers, on the one hand, and Buyer, on the other hand, shall jointly control, and shall each have the right to participate at their or its own expense in all activities and strategic decisions with respect to, any Tax proceedings for which each party would be required to indemnify the other party with respect to one or more Tax issues. Sellers may assume sole control of any such Tax proceeding for any Straddle Period if they acknowledge in writing that they have assumed sole liability for any Taxes that might arise in such proceeding. Notwithstanding the foregoing, Buyer and its Affiliates shall have no right to participate in or control any proceedings with respect to United States Income Taxes of Sellers and their Affiliates.

Section 8.9 Survival and Coordination. Notwithstanding anything to the contrary in this Agreement, this ARTICLE VIII and the representations and warranties in Section 4.17 shall survive the Closing until 90 days after the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof). Claims for indemnification with respect to Taxes shall (including claims arising under Section 4.17) be governed exclusively by this ARTICLE VIII, Section 11.5, Section 11.7, Section 11.8, Section 11.9, and Section 11.10 (but not by any other provision of ARTICLE XI).

ARTICLE IX

CLOSING CONDITIONS

Section 9.1 Conditions to Obligations of Each Party Under this Agreement. The respective obligations of Buyer and Sellers to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following condition, which may be waived by Buyer and Sellers, in whole or in part, to the extent permitted by Law:

The applicable waiting period under the HSR Act and any other Antitrust Law and any extension thereof shall have terminated or expired and no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, rule or legal restraint of a Governmental Authority shall be in effect preventing the consummation of the transactions contemplated hereby.

Section 9.2 Additional Conditions to Sellers’ Obligations. The obligations of Sellers to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Sellers, in whole or in part, to the extent permitted by Law:

(a) Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Buyer Material

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Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for failures that would not be reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, and Sellers shall have received a certificate of an executive officer of Buyer, dated the Closing Date, to such effect.

(b) Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Sellers shall have received a certificate of an executive officer of Buyer, dated the Closing Date, to such effect.

Section 9.3 Additional Conditions to Buyer’s Obligations. The obligations of Buyer to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Buyer, in whole or in part, to the extent permitted by Law:

(a) Each of the representations and warranties of Sellers set forth in this Agreement shall be true and correct in all material respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for failures that would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and Buyer shall have received a certificate of an executive officer of Sellers, dated the Closing Date, to such effect.

(b) Sellers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Buyer shall have received a certificate of an executive officer of each Seller, dated the Closing Date, to such effect.

(c) Buyer shall have received from Sellers the audited combined consolidated financial statements of MIC and MWH as of and for the fiscal year ended December 31, 2006, which statements will not vary in any material respect from the 2006 Unaudited Financial Statements. For the avoidance of doubt, the following items shall not be considered a material variation for purposes of this Section 9.3(c): (i) any audit adjustments that are not material in significance to the underlying performance of the Business reflected in the 2006 Unaudited Financial Statements and (ii) the inclusion of the notes required by GAAP; provided that the information included in the notes can be considered in determining whether a material variation has occurred.

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ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Sellers and Buyer;

(b) by Sellers upon notice to Buyer, if any of the conditions in Section 9.1 or Section 9.2 shall not have been fulfilled or shall have become incapable of fulfillment on or prior to the Outside Date; provided, however, that each Seller shall have performed its material obligations under this Agreement required to be performed prior to giving such notice;

(c) by Buyer upon notice to Sellers, if any of the conditions in Section 9.1 or Section 9.3 shall not have been fulfilled or shall have become incapable of fulfillment on or prior to the Outside Date; provided, however, that Buyer shall have performed its material obligations under this Agreement required to be performed prior to giving such notice;

(d) by Sellers upon notice to Buyer, if the Closing contemplated hereby shall not have occurred on or before 270 days after the Execution Date (the “Outside Date”); provided, however, that, in the event that all conditions of Section 9.1 and Section 9.2 are satisfied other than termination or expiration of the waiting period under the HSR Act or any other Antitrust Law are satisfied, then the term “Outside Date” shall mean 360 days after the Execution Date; or

(e) by Buyer upon notice to Sellers, if the Closing contemplated hereby shall not have occurred on or before the Outside Date.

Section 10.2 Effect of Termination. Except for this Section 10.2, Section 11.6, Section 11.7, Section 11.8, Section 11.9, Section 11.10, Section 12.4, Section 12.5, Section 12.9, Section 12.10, and Section 12.12, this Agreement shall, upon termination hereof pursuant to Section 10.1, forthwith become of no further force or effect and (a) except as provided in this Section 10.2 and by Section 2.2, there shall not be any liability on the part of Sellers or Buyer or any of their respective officers or directors to any other party and (b) all rights and obligations of any party hereto shall cease; provided, however, that any such termination shall not relieve (i) Sellers or Buyer from liability for any willful and material breach of any of its agreements or covenants contained herein to be performed or observed at or prior to Closing, or (ii) Buyer from liability for a breach of Section 5.7. If this Agreement is terminated pursuant to Section 10.1(b), Section 10.1(d) or Section 10.1(e), then Sellers shall be entitled to all remedies available at law or in equity.

ARTICLE XI

INDEMNIFICATION AND REMEDIES

Section 11.1 Survival. Subject to the limitations and other provisions of this Agreement and except for the covenants and indemnification provisions contained in ARTICLE VIII: (a) the representations and warranties of Sellers in Section 4.22 shall not survive the Closing, (b) the representations and warranties of the parties hereto contained in this

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Agreement shall survive the Closing and shall remain in full force and effect for a period of 18 months after the Closing Date, except for the representations and warranties contained in Section 3.2, Section 3.5, Section 3.6, Section 4.2, Section 5.2, and Section 5.5, which shall survive the Closing indefinitely, and Section 4.11 which shall survive for three years after the Closing Date, and (c) each covenant and agreement of the parties hereto contained in this Agreement which by its terms requires performance after the Closing Date shall survive the Closing and shall remain in full force and effect until such covenant or agreement is fully performed.

Section 11.2 Indemnification Provisions for Benefit of Buyer.

(a) If the Closing occurs, each Seller, severally, but not jointly, agrees to indemnify, defend and hold harmless each of the Buyer Indemnitees from and against any Loss or Claim suffered or incurred by them arising out of or related to the breach of any representation, warranty or covenant of it contained in this Agreement. No Claim may be asserted or commenced against any Seller pursuant to this Section 11.2 unless written notice of such Claim is received by Sellers describing in reasonable detail the facts and circumstances with respect to the subject matter of such Claim on or prior to the date on which the representation or warranty or covenant (as applicable) on which such Claim is based ceases to survive as set forth in Section 11.1.

(b) No Claim for any inaccuracy in any representation or warranty may be made against any Seller for indemnification pursuant to Section 11.2(a): (i) with respect to any individual item (or group of related items) of Loss unless such Loss exceeds $50,000 (nor shall any such Loss below such threshold be applied to or considered for purposes of calculating the aggregate amount of the Buyer Indemnitees’ Losses) and (ii) unless the aggregate amount of all Losses of the Buyer Indemnitees with respect to Section 11.2(a) shall exceed the Buyer Indemnification Deductible (after which point Sellers will be obligated only to indemnify Buyer from and against Losses in excess of the Buyer Indemnification Deductible but less than or equal to the Buyer Indemnification Ceiling). The maximum amount that Sellers combined shall be required to pay in the aggregate pursuant to Section 11.2(a) in respect of all Losses by all Buyer Indemnitees is the Buyer Indemnification Ceiling less the Buyer Indemnification Deductible, after which point no Seller will have an obligation to indemnify Buyer from and against further such Losses. Notwithstanding the preceding, the limitations in this Section 11.2(b) do not apply to any claims by the Buyer Indemnitees arising out of or related to (i) the Retained Liabilities, (ii) Losses or other amounts to be paid by Sellers pursuant ARTICLE VIII (including any breach of Sellers’ representations and warranties in Section 4.17) and/or Section 2.6, and/or (iii) a breach of the representations and warranties contained in Sections 3.2, 3.5, 3.6 and 4.2.

(c) If the Closing occurs, each Seller, severally, but not jointly, agrees to indemnify, defend and hold harmless each of the Buyer Indemnitees from and against any Loss or Claim arising out of or related to the Retained Liabilities applicable to it.

(d) If the Closing occurs, Lyondell agrees to indemnify, defend and hold harmless each of the Buyer Indemnitees from and against any Loss or Claim arising out of or related to a breach of any covenant of Lyondell in Section 7.5, Section 7.7, Section 8.1(a) and Section 8.7.

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(e) Notwithstanding any other provision in this Agreement, if any Loss for which the Buyer Indemnitees are entitled to indemnification under this Agreement is not clearly applicable to one of the Sellers, then both Sellers shall be jointly and severally liable for such indemnification obligation.

Section 11.3 Indemnification Provisions for Benefit of Sellers. If the Closing occurs, Buyer agrees to indemnify, defend and hold harmless each of the Seller Indemnitees from and against any Losses or Claims actually suffered or incurred by them arising out of or related to the breach of any representation, warranty or covenant of Buyer contained in this Agreement. No Claim may be asserted or commenced against Buyer pursuant to this Section 11.3 unless written notice of such Claim is received by Buyer describing in reasonable detail the facts and circumstances with respect to the subject matter of such Claim on or prior to the date on which the representation or warranty or covenant (as applicable) on which such Claim is based ceases to survive as set forth in Section 11.1.

Section 11.4 Indemnification Procedures; Matters Involving Third Parties.

(a) A Seller Indemnitee or Buyer Indemnitee, as the case may be (for purposes of this Section 11.4, an “Indemnified Party”), shall give the indemnifying party under Section 11.2 and Section 11.3, as applicable (for purposes of this Section 11.4, an “Indemnifying Party”), prompt written notice of any matter which it has determined has given or could give rise to a right of indemnification under this Agreement stating the amount of the Loss, if known, and method of computation thereof, containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this ARTICLE XI except to the extent the Indemnifying Party is prejudiced by such failure.

(b) If any third party shall notify an Indemnified Party with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against the Indemnifying Party under this ARTICLE XI, then the Indemnified Party shall promptly (and in any event within five Business Days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this ARTICLE XI except to the extent the Indemnifying Party is prejudiced by such failure.

(c) For a period of 60 days following notice to it from the Indemnified Party of a Third-Party Claim, the Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third-Party Claim (with counsel of its choice reasonably satisfactory to the Indemnified Party) by the giving of notice to the Indemnified Party confirming the obligation of the Indemnifying Party to hold harmless the Indemnified Party with respect to the Losses arising from the Third Party Claim; provided, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably

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withheld) unless the judgment or proposed settlement involves only the payment of money damages that will be satisfied in full by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party or any of its Affiliates.

(d) Unless and until the Indemnifying Party assumes the defense of the Third-Party Claim as provided in Section 11.4(c), the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate.

(e) If the Indemnifying Party assumes the defense of a Third Party Claim in accordance with Section 11.4(c), in no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

Section 11.5 Determination of Losses. The Losses giving rise to any indemnification obligation hereunder shall be limited to the Loss suffered by the Indemnified Party (i.e., reduced by any insurance proceeds or other payment or recoupment received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds, payment or recoupment, including retrospective premium adjustments, if any, and further reduced by any reduction in Taxes of the Indemnified Party or its Affiliates occasioned by such loss or damage). The amount of the indemnity payment shall be increased to take into account any increase in Taxes of the Indemnified Party or its Affiliates with respect to the indemnity payment. An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification.

Section 11.6 Limitations on Liability.

(a) BUYER ACKNOWLEDGES AND AGREES THAT THE REMEDIES SET FORTH IN ARTICLE VIII, ARTICLE X AND THIS ARTICLE XI, INCLUDING THE DEDUCTIBLES, LIABILITY LIMITS AND SURVIVAL PERIODS SET FORTH ABOVE AND THE DISCLAIMERS SET FORTH IN SECTION 6.5 AND SECTION 6.6, ARE INTENDED TO BE, AND SHALL BE, THE EXCLUSIVE REMEDIES OF BUYER WITH RESPECT TO ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. BUYER HEREBY RELEASES, WAIVES AND DISCHARGES, AND COVENANTS NOT TO SUE WITH RESPECT TO, ANY CAUSE OF ACTION OR CLAIM NOT EXPRESSLY PROVIDED FOR IN THIS AGREEMENT TO THE MAXIMUM EXTENT PERMITTED BY LAW.

(b) SELLERS ACKNOWLEDGE AND AGREE THAT THE REMEDIES SET FORTH IN ARTICLE VIII, ARTICLE X AND THIS ARTICLE XI, INCLUDING THE SURVIVAL PERIODS SET FORTH HEREIN, ARE INTENDED TO BE, AND SHALL BE, THE EXCLUSIVE REMEDIES OF SELLERS WITH RESPECT TO ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. SELLERS HEREBY RELEASE, WAIVE AND DISCHARGE, AND COVENANT NOT TO SUE WITH RESPECT TO, ANY CAUSE OF ACTION OR CLAIM NOT EXPRESSLY PROVIDED FOR IN THIS AGREEMENT TO THE MAXIMUM EXTENT PERMITTED BY LAW.

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(c) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, FROM AND AFTER THE CLOSING, NO PARTY HERETO SHALL BE ENTITLED TO RECOVER FROM ANY OTHER PARTY HERETO ANY AMOUNT IN RESPECT OF EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES OR LOST PROFITS TO THE EXTENT ANY SUCH DAMAGES EXCEED $25,000,000 IN THE AGGREGATE, REGARDLESS OF WHETHER SUCH DAMAGES ARISE FROM ONE OR MULTIPLE CLAIMS.

(d) ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY AND INDEMNITIES IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE XI, SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT, AND/OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED.

(e) SUBJECT TO (i) BUYER’S RIGHT TO MAKE AN INDEMNIFICATION CLAIM UNDER SECTION 11.2 (INCLUDING ITS ABILITY TO PURSUE SUCH CLAIM IN ACCORDANCE WITH THE MILLENNIUM GUARANTY), AND (ii) THE TERMS OF THE MILLENNIUM INDEMNITY AGREEMENT, FROM AND AFTER THE CLOSING, THE BUYER INDEMNITEES SHALL HAVE NO RIGHTS TO RECOVERY OR INDEMNIFICATION, DIRECTLY OR INDIRECTLY, FOR ANY LIABILITIES ARISING IN RELATION TO ANY ENVIRONMENTAL MATTERS AND ALL RIGHTS OR REMEDIES WHICH ANY BUYER INDEMNITEE MAY HAVE AGAINST SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES AT OR UNDER APPLICABLE LAW (INCLUDING ANY ENVIRONMENTAL LAW) WITH RESPECT TO ANY LIABILITIES ARISING IN RELATION TO ANY ENVIRONMENTAL MATTERS, ARE EXPRESSLY WAIVED. FROM AND AFTER THE CLOSING, EXCEPT TO THE EXTENT BUYER IS ENTITLED TO MAKE AN INDEMNIFICATION CLAIM UNDER SECTION 11.2 (INCLUDING ITS ABILITY TO PURSUE SUCH CLAIM IN ACCORDANCE WITH THE MILLENNIUM GUARANTY), AND SUBJECT TO THE TERMS OF THE MILLENNIUM INDEMNITY AGREEMENT, BUYER AND ALL BUYER INDEMNITEES DO HEREBY AGREE, WARRANT AND COVENANT TO RELEASE, ACQUIT AND FOREVER DISCHARGE SELLERS AND EACH OF THEIR RESPECTIVE AFFILIATES AND SELLER INDEMNITEES FROM ANY AND ALL CLAIMS, DEMANDS AND CAUSES OF ACTION OF WHATSOEVER NATURE, INCLUDING WITHOUT LIMITATION ALL CLAIMS, DEMANDS AND CAUSES OF ACTION FOR CONTRIBUTION AND INDEMNITY UNDER STATUTE, COMMON OR CIVIL LAW, WHICH COULD BE ASSERTED BY ANY BUYER INDEMNITEE NOW OR IN THE FUTURE AND THAT RELATE TO OR IN ANY WAY ARISE OUT OF ANY ENVIRONMENTAL MATTERS.

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(f) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, THIS SECTION 11.6 DOES NOT PREVENT OR CONSTITUTE A WAIVER OF ANY CLAIM BASED ON THE FRAUD OF ANY SELLER, LYONDELL, THE MILLENNIUM INORGANIC COMPANIES, OR ANY OF THEIR RESPECTIVE EMPLOYEES, AFFILIATES, OR REPRESENTATIVES.

(g) NOTHING IN THIS Section 11.6 SHALL LIMIT SELLERS’ OR BUYER’S OR ANY OF THEIR RESPECTIVE AFFILIATES’ RIGHTS OR OBLIGATIONS UNDER ANY OF THE OTHER AGREEMENTS, WHICH RIGHTS AND OBLIGATIONS SHALL BE GOVERNED BY EACH OF THE OTHER AGREEMENTS.

Section 11.7 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED (BOTH AS TO VALIDITY AND PERFORMANCE), INTERPRETED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

Section 11.8 Jurisdiction; Consent to Service of Process; Waiver. Each of the parties to this Agreement agrees, subject to Section 11.9, that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any Federal or state court in the State of New York and solely in connection with claims arising under such agreement or instrument or the transactions contained in or contemplated by such agreement or instrument, (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 12.3. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the parties to this Agreement. Each of the parties to this Agreement hereby knowingly and intentionally, irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement and for any counterclaim therein.

Section 11.9 Dispute Resolution. All controversies or disputes arising out of and related to this Agreement shall be resolved in accordance with the Dispute Resolution Procedures set forth in Exhibit C.

Section 11.10 Availability of Equitable Relief. Each of the parties to this Agreement recognizes that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. In order to prevent such irreparable injury, the arbitrators selected pursuant to the Dispute Resolution Procedures shall have the power to grant temporary or permanent injunctive or other equitable relief. Prior to the appointment of the arbitrators, a party to this Agreement may, notwithstanding any other provision of this Agreement, seek temporary injunctive relief from any court of competent

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jurisdiction; provided that the party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration in compliance with the Dispute Resolution Procedures. Such court ordered relief shall not continue more than 10 days after the appointment of the arbitrators (or in any event for longer than 60 days.)

ARTICLE XII

MISCELLANEOUS

Section 12.1 Amendment. This Agreement may not be amended except by an instrument in writing signed by Sellers and Buyer.

Section 12.2 Waiver. At any time prior to the Closing, either Sellers or Buyer may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party hereto to be bound thereby.

Section 12.3 Notices. All notices and other communications that are required to be or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by an express courier service to the relevant party hereto at the following addresses or sent by facsimile to the following numbers:

If to either Seller or Lyondell, to:

Millennium Chemicals Inc.

c/o Lyondell Chemical Company

One Houston Center

1221 McKinney Street, Suite 700

Houston, Texas 77010

Attention: General Counsel

Telephone: (713) 309-2665

Facsimile: (713) 309-2143

with a copy to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention: Hugh Tucker

Telephone: (713) 229-1656

Facsimile: (713) 229-2856

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If to Buyer, to:

The National Titanium Dioxide Co. Ltd. (CRISTAL)

P.O. Box 13586

Jeddah, 21414

Kingdom of Saudi Arabia

Attention: Chairman and CEO

Telephone: 966-2-651-9883

Facsimile: 966-2-651-8124

with a copy to:

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, GA 30309-3521

Attention: Michael J. Egan

Telephone: (404) 572-4753

Facsimile: (404) 572-5100

or to such other address or facsimile number as Sellers or Buyer may, from time to time, designate in a written notice given in accordance with this Section 12.3. Any such notice or communication shall be effective (a) if delivered in person or by courier, upon actual receipt at the address of the intended recipient, or (b) if sent by facsimile transmission, upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during recipient’s normal business hours. Effective notice or communication to either Seller will constitute notice to both Sellers for all purposes under this Agreement.

Section 12.4 Public Announcements. Neither Sellers nor Buyer will issue or make any press releases or similar public announcements concerning the transactions contemplated hereby or by the Other Agreements without the other parties’ prior written consent, except as may be required by Law.

Section 12.5 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred by Sellers in connection with this Agreement and the transactions contemplated hereby shall be paid by Sellers, and all costs and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer.

Section 12.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any

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manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 12.8 Assignment. This Agreement shall not be assigned by any party hereto except by operation of Law or in accordance with this Section 12.8. Any purported assignment of this Agreement in violation of this Section 12.8 shall be null and void. Buyer may (a) assign its rights and obligations under this Agreement to any of its Affiliates and/or (b) collaterally assign its rights under this Agreement to any lender financing all or any portion of the Purchase Price, provided that any assignment permitted under this Section 12.8 shall not release Buyer from any of its obligations under this Agreement.

Section 12.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors, and to the benefit of (i) the Buyer Indemnitees and (ii) the Seller Indemnitees and Buyer’s permitted assignee if assigned in accordance with the terms of Section 12.8 and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.10 Failure or Indulgence Not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 12.11 Schedules. Any matter disclosed by Sellers in the Schedules pursuant to any Section of this Agreement shall be deemed to have been disclosed by Sellers for purposes of each other Section of this Agreement to which such disclosure is relevant, but only to the extent the applicability of such disclosure to such other Schedule is reasonably apparent or inferable.

Section 12.12 Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 12.13 Counterparts. This Agreement may be executed in multiple counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 12.14 Entire Agreement. This Agreement (together with the Exhibits and the Schedules) constitute the entire agreement of the parties hereto, and supersede all prior

EXECUTION VERSION

agreements and undertakings, both written and oral, among the parties hereto, with respect to the subject matter hereof (other than the Confidentiality Agreement, which shall continue in full force and effect until the Closing).

Section 12.15 Confidentiality. With respect to all Persons, other than Buyer, that received confidential or non-public information of the Millennium Inorganic Companies as a result of any inquiry or solicitation related to an acquisition of any of the Millennium Inorganic Companies, Sellers shall give notice to all such Persons to return all such confidential and non-public information to the Sellers within five days after the Execution Date.

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EXECUTION VERSION

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MILLENNIUM WORLDWIDE HOLDINGS I INC.

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Vice President and Treasurer

MILLENNIUM US OP CO, LLC

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Vice President and Treasurer

THE NATIONAL TITANIUM DIOXIDE CO. LTD. (CRISTAL)

By:	/s/ Talal A. Al-Shair
Name:	Talal A. Al-Shair
Title:	Chairman & CEO

And, for the limited purpose of indicating its agreement to the covenants in Section 7.1(c), Section 7.7, Section 8.1(a), Section 8.7 and Section 11.2(d):

LYONDELL CHEMICAL COMPANY

By:	/s/ Mario Portela
Name:	Mario Portela
Title:	Vice President